Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

DIME COMMERCIAL BANCSHARES, INC.

and

ES BANCSHARES, INC.

Dated as of October 19, 2026

TABLE OF CONTENTS

ARTICLE I THE MERGER	1

1.1	The Merger	1
1.2	Closing	1
1.3	Effective Time	1
1.4	Effects of the Merger	2
1.5	Certificate of Incorporation and Bylaws	2
1.6	Directors and Officers of the Surviving Corporation	2
1.7	Conversion of Shares	2
1.8	Treatment of Company Equity Awards	4
1.9	Bank Merger	4
1.10	Tax Consequences	5
1.11	Additional Actions	5
1.12	Withholding	5
1.13	Lost Certificates	5

ARTICLE II EXCHANGE OF SHARES	6

2.1	Exchange Agent	6
2.2	Election Procedures	6
2.3	Proration	7
2.4	Exchange Procedures	8
2.5	Anti-Dilution Provisions	9

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE COMPANY	10

3.1	Corporate Organization	10
3.2	Capitalization	10
3.3	Authority; No Violation	11
3.4	Consents and Approvals	12
3.5	Reports	13
3.6	Financial Statements	13
3.7	Broker’s Fees	14
3.8	Absence of Certain Changes or Events	14
3.9	Legal Proceedings	14
3.10	Taxes and Tax Returns	15
3.11	Employees and Employee Benefit Plans	16
3.12	Compliance with Applicable Law	18
3.13	Certain Contracts	19
3.14	Agreements with Regulatory Agencies	21
3.15	Risk Management Instruments	21
3.16	Environmental Matters	22
3.17	Investment Securities and Commodities	23
3.18	Real Property; Personal Property	23
3.19	Intellectual Property; Information Security	24
3.20	Related Party Transactions	27
3.21	State Takeover Laws	27
3.22	Reorganization	27
3.23	Opinion	27
3.24	Company Information	28
3.25	Loan Portfolio	28
3.26	Insurance	29
3.27	Broker-Dealer, Investment Advisory, Insurance and Digital Currency Matters	30
3.28	No Other Representations or Warranties	30

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ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PARENT	31

4.1	Corporate Organization	31
4.2	Capitalization	31
4.3	Authority; No Violation	32
4.4	Consents and Approvals	33
4.5	Reports	33
4.6	Financial Statements	34
4.7	Broker’s Fees	35
4.8	Absence of Certain Changes or Events	35
4.9	Legal Proceedings	35
4.10	SEC Reports	35
4.11	Compliance with Applicable Law	35
4.12	Certain Contracts	37
4.13	Agreements with Regulatory Agencies	38
4.14	State Takeover Laws	38
4.15	Reorganization	38
4.16	Parent Information	39
4.17	Taxes and Tax Returns	39
4.18	No Other Representations or Warranties	39

ARTICLE V COVENANTS RELATING TO CONDUCT OF BUSINESS	40

5.1	Conduct of Business of the Company Prior to the Effective Time	40
5.2	Company Forbearances	40
5.3	Parent Forbearances	43

ARTICLE VI ADDITIONAL AGREEMENTS	44

6.1	Regulatory Matters	44
6.2	Access to Information; Confidentiality	45
6.3	Stockholder Approval	46
6.4	Legal Conditions to Merger	47
6.5	Stock Exchange Listing	47
6.6	Employee Matters	47
6.7	Indemnification; Directors’ and Officers’ Insurance	49
6.8	Additional Agreements	50
6.9	Advice of Changes	50
6.10	Stockholder Litigation	51
6.11	Acquisition Proposals	51
6.12	Public Announcements	53
6.13	Change of Method	53
6.14	Restructuring Efforts	53
6.15	No Control of Other Party’s Business	53
6.16	Takeover Statutes	53
6.17	Tax Cooperation	53
6.18	Third-Party Consents and Agreements	54
6.19	Treatment of Company Credit Indebtedness	54
6.20	Exemption from Liability Under Section 16(b)	54

ARTICLE VII CONDITIONS PRECEDENT	55

7.1	Conditions to Each Party’s Obligation to Effect the Merger	55
7.2	Conditions to Obligations of Parent	55
7.3	Conditions to Obligations of the Company	56

ARTICLE VIII TERMINATION	56

8.1	Termination	56
8.2	Effect of Termination	57
8.3	Fees and Expenses	58

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ARTICLE IX GENERAL PROVISIONS	58

9.1	Nonsurvival of Representations and Warranties	58
9.2	Notices	58
9.3	Interpretation	59
9.4	Counterparts	60
9.5	Entire Agreement	60
9.6	Governing Law	60
9.7	Waiver of Jury Trial	60
9.8	Jurisdiction; Enforcement	60
9.9	Publicity	61
9.10	Assignment	61
9.11	Third-Party Beneficiaries	61
9.12	Specific Performance	61
9.13	Severability	61
9.14	Disclosure Schedules	62
9.15	Amendment; Waiver	62
9.16	Confidential Supervisory Information	62
9.17	Definitions	62

Exhibit A:	Form of Voting Agreement

Exhibit B:	Form of Bank Merger Agreement

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AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 19, 2026 (this “Agreement”), by and between Dime Commercial Bancshares, Inc., a New York corporation (“Parent”), and ES Bancshares, Inc., a Maryland corporation (the “Company”) (Parent and the Company, together, the “Parties” and each, a “Party”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of the Company and Parent have declared advisable and determined that this Agreement and the transactions contemplated hereby, including the merger of the Company with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”), are in the best interests of their respective corporations and shareholders or stockholders, as applicable;

WHEREAS, the Boards of Directors of the Company and Parent have adopted and approved this Agreement and the transactions contemplated hereby, and the Board of Directors of the Company has resolved to recommend that the stockholders of the Company approve and adopt this Agreement and the transactions contemplated hereby;

WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code;

WHEREAS, as an inducement for each Party to enter into this Agreement, certain directors and officers of the Company have simultaneously herewith entered into voting agreements in connection with the Merger, each substantially in the form attached hereto as Exhibit A (collectively, the “Voting Agreements”); and

WHEREAS, the Parties desire to make certain representations, warranties and agreements specified in this Agreement in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1            The Merger. Subject to the terms and conditions of this Agreement, and in accordance with the New York Business Corporation Law (the “NYBCL”) and the Maryland General Corporation Law (the “MGCL”), at the Effective Time the Company shall merge with and into Parent (the “Merger”), and the separate corporate existence of the Company shall terminate. Parent shall be the surviving corporation in the Merger and shall continue to be governed by the laws of the State of New York. The Merger shall have the effects specified in this Agreement and the applicable provisions of the NYBCL and the MGCL.

1.2            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Eastern Time, on a date that is three (3) business days after the satisfaction or waiver (to the extent permitted by applicable Law) of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), at the offices of Luse Gorman PC, 5335 Wisconsin Avenue, N.W., Suite 780, Washington, DC 20015 , or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date”.

1.3            Effective Time. On the Closing Date, Parent and the Company shall cause a certificate of merger (the “New York Certificate of Merger”) to be duly executed and filed with the Secretary of State of the State of New York (the “New York Secretary of State”) as provided in the NYBCL and articles of merger (the “Maryland Articles of Merger”) to be executed and filed with the Maryland Department of Assessments and Taxation as provided in the MGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the New York Secretary of State, or at such later time as Parent and the Company shall agree and specify in the Certificate of Merger (the time at which the Merger becomes effective being referred to herein as the “Effective Time”).

1.4            Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the NYBCL and the MGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Parent shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Parent shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

1.5            Certificate of Incorporation and Bylaws. At the Effective Time, the certificate of incorporation of Parent, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable Law and such certificate of incorporation; provided, however, that the certificate of incorporation of the Surviving Corporation shall be amended at the Effective Time to reflect any changes to the certificate of incorporation of Parent as may be reasonably agreed upon by Parent and the Company prior to the Closing Date. At the Effective Time, the bylaws of Parent, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the certificate of incorporation of the Surviving Corporation and such bylaws.

1.6            Directors and Officers of the Surviving Corporation. At the Effective Time, the directors and officers of Parent immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation and shall hold office from and after the Effective Time in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal.

1.7            Conversion of Shares. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

(a)	All shares of common stock, par value $0.01 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled pursuant to Section 1.7(c) and Dissenting Shares) shall be converted into the right to receive, without interest, at the election of the holder thereof and in accordance with the procedures set forth in Sections 2.2 and 2.4 hereof, and subject to Sections 2.3 and 2.5 hereof, the following:

(i)	for each share of Company Common Stock with respect to which an election to receive cash has been effectively made and not revoked or lost, pursuant to Section 2.2 (a “Cash Election”), subject to adjustment, the right to receive in cash from Parent, without interest, of an amount of cash equal to the quotient of (A) $30,000,000, (as adjusted, the “Aggregate Cash Consideration”), divided by (B) the Cash Conversion Number, rounded to the nearest cent (such amount, the “Per Share Cash Consideration”) (collectively, “Cash Election Shares”);

(ii)	for each share of Company Common Stock with respect to which an election to receive shares of common stock, par value $0.01 per share, of Parent (“Parent Common Stock”) has been effectively made and not revoked or lost, pursuant to Section 2.2 (a “Stock Election”), subject to adjustment, the right to receive from Parent the number of shares of Parent Common Stock equal to the Exchange Ratio (the “Per Share Stock Consideration”) (collectively, the “Stock Election Shares”); and

(iii)	for each share of for each share of Company Common Stock other than shares as to which a Cash Election or a Stock Election has been effectively made and not revoked or lost, pursuant to Section 2.3 (collectively, “Non-Election Shares”), the right to receive from Parent the Per Share Stock Consideration or the Per Share Cash Consideration as is determined in accordance with Section 2.3.

For purposes of this Agreement: (x) “Exchange Ratio” means a number, as adjusted, of shares of Parent Common Stock equal to the quotient of (A) the Aggregate Stock Consideration divided by (B) the difference of (1) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (excluding Dissenting Shares and shares of Company Common Stock to be cancelled as provided in Section 1.7(c) minus (2) the Cash Conversion Number, rounded to the nearest ten thousandth; (y) “Aggregate Stock Consideration” means 720,000 shares of Parent Common Stock, subject to appropriate adjustment pursuant to Section 2.5 (without duplication based on the same adjustment being provided elsewhere in this Agreement) for any stock split, reverse stock split, recapitalization, reclassification or similar transaction with respect to the then outstanding shares of Parent Common Stock declared or effected after the date of this Agreement and prior to the Closing Date; and (z) the Per Share Cash Consideration and/or the Per Share Stock Consideration are sometimes referred to herein collectively as the “Merger Consideration.”

Each share of Company Common Stock converted pursuant to this Section 1.7(a) shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate formerly representing any such shares of Company Common Stock (a “Certificate”) or each holder of any such shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor upon surrender of such Certificate (or delivery of an appropriate affidavit of loss in accordance with Section 1.13) or the automatic conversion of Book-Entry Shares, in each case as provided herein and subject to any applicable withholding pursuant to Section 1.12. No fractional shares of Parent Common Stock shall be issued in the Merger, and in lieu thereof, each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock shall receive an amount in cash (without interest), rounded to the nearest cent, determined by multiplying the Parent VWAP by the fractional share interest to which such holder would otherwise be entitled. For purposes of calculating such fractional share payments under this Section 1.7(a), the “Parent VWAP” shall mean $38.61.

(b)	Parent Common Stock. Each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall be unaffected by the Merger. Each share of Parent Common Stock held in the treasury of Parent immediately prior to the Effective Time shall remain as a treasury share of the Surviving Corporation.

(c)	Company Treasury Shares. Each share of Company Common Stock held in the treasury of the Company immediately prior to the Effective Time, if any, shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(d)	Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any holder who is entitled to demand and who properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 3-202 of the MGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, but instead such holder shall be entitled to only such rights as are provided under Section 3-202 of the MGCL.

(i)	Notwithstanding the foregoing, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such holder’s right to appraisal under Section 3-202 of the MGCL, then, as of the later of the Effective Time and the occurrence of such event, such holder’s Dissenting Shares shall automatically be converted into and represent only the right to receive the Merger Consideration as provided in Section 1.7(a), without interest.

(ii)	The Company shall give Parent prompt notice of any written demands for appraisal of shares of Company Common Stock received by the Company, any withdrawal of such demands, and any other instruments served pursuant to Section 3-202 of the MGCL and received by the Company. The Company shall not, except with the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed), voluntarily make any payment with respect to, or settle or offer to settle, any such demands for appraisal.

1.8            Treatment of Company Equity Awards

(a)	Treatment of Company Stock Options. At the Effective Time, each option granted by the Company to purchase a share of Company Common Stock (each, a “Company Stock Option”) under the ES Bancshares, Inc. 2022 Equity Incentive Plan or the ES Bancshares, Inc. 2014 Stock Option Plan (collectively, the “Company Stock Plans”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall vest and shall automatically and without any required action on the part of the holder thereof, be cancelled and automatically be converted into the right to receive a lump sum cash payment, payable within five (5) business days following the Closing Date, from the Company or Company Bank, as applicable, in an amount equal to (i) the number of shares of Company Common Stock subject to such Company Stock Option at the Effective Time, multiplied by (ii) the amount by which the Per Share Cash Consideration exceeds the per share exercise price of such Company Stock Option, less applicable Taxes required to be withheld (“Option Consideration”). For the avoidance of doubt, if the per share exercise price for a Company Stock Option is equal to or in excess of the Per Share Cash Consideration, such Company Stock Option shall be cancelled at the Effective Time in exchange for no consideration. For the avoidance of doubt, Parent shall not assume any Company Stock Options.

(b)	Treatment of Restricted Stock Awards. Immediately prior to the Effective Time, any vesting or other forfeiture restrictions on each share of Company Stock subject to a substantial risk of forfeiture (each a “Company Restricted Stock Award”) granted under the ES Bancshares, Inc. 2022 Equity Incentive Plan that is outstanding immediately prior to the Effective Time shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest and shall be converted into, and become exchanged for the Merger Consideration, less applicable Taxes required to be withheld with respect to such vesting, and shall be treated as issued and outstanding shares of Company Common Stock for purposes of this Agreement and shall, at the Effective Time, be converted into the right to receive Merger Consideration, on the same terms and subject to the same conditions as each other share of Company Common Stock issued and outstanding immediately prior to the Effective Time. For the avoidance of doubt, Parent shall not assume any Company Restricted Stock Awards.

(c)	Actions Prior to Effective Time. Prior to the Effective Time, the Company shall take all actions that may be necessary or required (under any Company Stock Plan, any applicable law, the applicable award agreements or otherwise) (i) to effectuate the provisions of this Section 1.8, (ii) to terminate each Company Stock Plan as of the Effective Time without any further obligation or liability, and (iii) to ensure that, from and after the Effective Time, no participant in any Company Stock Plan or other holder of Company Stock Options and Company Restricted Stock Awards shall have any right thereunder to acquire equity securities of the Company or the Surviving Corporation.

1.9            Bank Merger

(a)	Immediately following the Effective Time, Empire State Bank, a New York state-chartered bank and a wholly owned subsidiary of the Company (the “Company Bank”), shall be merged with and into Dime Commercial Bank, a New York state-chartered bank and a wholly owned subsidiary of Parent (the “Parent Bank”) (the “Bank Merger”), with Parent Bank as the surviving bank in the Bank Merger operating under the name “Dime Commercial Bank” pursuant to a bank merger agreement in the form attached hereto as Exhibit B (the “Bank Merger Agreement”). The Bank Merger shall become effective at such time as a certificate of merger or other appropriate documents are duly filed with the New York Department of Financial Services (“NYDFS”) and the Federal Deposit Insurance Corporation, or at such later time as may be specified in such certificate of merger or other appropriate documents (the “Bank Merger Effective Time”).

(b)	Parent and the Company shall cooperate and use their reasonable best efforts to cause the Bank Merger to become effective immediately following the Effective Time. The Bank Merger shall have the effects set forth in the applicable provisions of the New York Banking Law and other applicable Law. Upon consummation of the Bank Merger, the charter and bylaws of Parent Bank, as in effect immediately prior to the Bank Merger Effective Time, shall be the charter and bylaws of the surviving bank in the Bank Merger until thereafter amended in accordance with applicable Law.

1.10            Tax Consequences. It is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Each of Parent and the Company shall use its reasonable best efforts to cause the Merger to so qualify and shall not take any action, or fail to take any action, which action or failure to act would reasonably be expected to cause the Merger to fail to so qualify. This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a) for purposes of Sections 354, 361 and 368 of the Code and within the meaning of Section 354(a)(1) of the Code.

1.11            Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Parent acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger, or otherwise to carry out this Agreement, then the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Parent, all such deeds, bills of sale, assignments, assurances and to take and do, in the name and on behalf of either the Company or Parent, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

1.12            Withholding. Each of Parent, the Surviving Corporation, the Exchange Agent (as defined in Section 2.1) and their respective Affiliates shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any Person such amounts as may be required to be deducted or withheld under the Code or under any provision of state, local or foreign Tax Law. To the extent that amounts are so deducted or withheld and remitted to the applicable Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made. Prior to making any deduction or withholding (other than any deduction or withholding from a compensatory payment, as required under Sections 1441, 1442, 1445, 1446 or 3406 of the Code or arising as a result of a failure to provide an IRS Form W-9 or appropriate IRS Form W-8), the Surviving Corporation or the Exchange Agent, as applicable, shall use commercially reasonable efforts to provide the Company (prior to the Effective Time) or the affected Person (after the Effective Time) with reasonable advance notice and an opportunity to reduce or eliminate such deduction or withholding.

1.13            Lost Certificates. If any Certificate that, immediately prior to the Effective Time, represented shares of Company Common Stock shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by the Surviving Corporation or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the applicable Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Certificate pursuant to this Agreement.

ARTICLE II

EXCHANGE OF SHARES

2.1            Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent in the Merger (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates and Book-Entry Shares, for exchange in accordance with this Article II:

(a)	Certificates or evidence of Book-Entry Shares representing the shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock; and

(b)	cash in an amount sufficient to pay the aggregate Per Share Cash Consideration payable pursuant to Section 1.6 in exchange for outstanding shares of Company Common Stock (such cash, together with the Certificates or evidence of Book-Entry Shares representing shares of Parent Common Stock deposited with the Exchange Agent pursuant to this Section 2.1, the “Exchange Fund”).

2.2            Election Procedures

(a)	No later than thirty (30) days prior to the anticipated Closing Date (the “Mailing Date”), the Exchange Agent will mail to each holder of record of Company Common Stock as of one (1) Business Day prior to the Mailing Date (i) election forms for each holder of Company Common Stock to elect to receive the Per Share Stock Consideration or the Per Share Cash Consideration for each share of Company Common Stock held by such holder (the “Election Form”), and (ii) customary transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to Certificates shall pass, only upon proper delivery of such Certificates to the Exchange Agent) which will contain instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the shares of Company Common Stock represented by such Certificates or Book-Entry Shares shall have been converted pursuant to this Agreement the (“Transmittal Materials”). The Transmittal Materials, including the Election Form, will be in such forms as the Company and Parent mutually agree. The Transmittal Materials will provide, among other things, that holders of Company Common Stock who elect to receive the Per Share Cash Consideration in the Election Form will have the option to receive such Per Share Cash Consideration by either (i) wire transfer to an account designated by such holder of Company Common Stock or (ii) a check sent by first-class mail with postage prepaid.

(b)	Each Election Form shall permit each holder of Company Common Stock, subject to the allocation procedures of Section 2.3, to elect to receive either (i) only the Per Share Stock Consideration in exchange for each Stock Election Share or (ii) only the Per Share Cash Consideration in exchange for each Cash Election Share. Any share of Company Common Stock with respect to which a holder of Company Common Stock shall not have submitted to the Exchange Agent a properly completed Election Form by the Election Deadline (as defined below) will be deemed to be a Non-Election Share. For purposes of this Agreement, the term “Election Deadline” shall be the date, not later than the tenth (10th) day prior to the anticipated Closing Date, as mutually determined by the Company and Parent and set forth in the Election Form.

(c)	Any such election shall have been properly made only if the Exchange Agent shall have received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form at or prior to the Election Deadline. Following the Election Deadline, an Election Form may not be revoked or changed by the person submitting such Election Form. In the event an Election Form is revoked prior to the Election Deadline and a subsequent properly completed Election Form is not received by the Exchange Agent on or before the Election Deadline, the shares of Company Common Stock represented by such revoked Election Form shall be deemed Non-Election Shares. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have the sole discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Form, and any decisions of the Exchange Agent regarding such matters shall be binding and conclusive. The Exchange Agent shall use its commercially reasonable efforts to promptly notify any holder of Company Common Stock of any defect in an Election Form and shall allow such holder of Company Common Stock reasonable time to correct such defect no later than the Election Deadline.

(d)	Following the Election Deadline, the Exchange Agent will determine the allocation among the holders of Company Common Stock of rights to receive the Per Share Stock Consideration or the Per Share Cash Consideration in the Merger in accordance with the Election Form (and subject to Section 2.2(e)) and such consideration will be paid and/or issued to the holders of Company Common Stock in accordance with the terms of this Agreement and the Election Form within five (5) days after the later of (i) the Effective Time or (ii) the Exchange Agent’s receipt of the holder of Company Common Stock’s Transmittal Materials accompanied by any Certificate(s) representing the shares for which such consideration is to be paid or issued (or customary affidavits of loss).

2.3          Proration

(a)	Notwithstanding any other provision contained in this Agreement, the number of shares of Company Common Stock to be converted into the Per Share Cash Consideration (the “Cash Conversion Number”) shall be equal to the product obtained by multiplying (x) the number of shares of Company Common Stock issued and outstanding as of the Effective Time (excluding Dissenting Shares and shares of Company Common Stock to be canceled as provided in Section 1.7(c)) by (y) 0.50.

(b)	Within five (5) Business Days after the Effective Time, Parent shall cause the Exchange Agent (as defined below) to effect the allocation among holders of Company Common Stock of rights to receive the Per Share Cash Consideration and the Per Share Stock Consideration as follows:

(i)	If the number of Cash Election Shares is greater than the Cash Conversion Number, then:

(A)	all Stock Election Shares and all Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration; and

(B)	the Cash Election Shares of each holder thereof shall be converted into the right to receive the Per Share Stock Consideration in respect of that number of Cash Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Cash Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Election Shares exceed (2) the Cash Conversion Number and the denominator of which is the total number of Cash Election Shares, with the remaining number of such holder’s Cash Election Shares being converted into the right to receive the Per Share Cash Consideration.

(ii)	If the number of Cash Election Shares is less than the Cash Conversion Number, then:

(A)	all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration;

(B)	the Stock Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration in respect of that number of Stock Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Stock Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Stock Election Shares being converted into the right to receive the Per Share Stock Consideration; and

(C)	the Non-Election Shares of each holder thereof shall be converted into the right to receive the Per Share Cash Consideration in respect of that number of Non-Election Shares (rounded to the nearest whole share) equal to the product obtained by multiplying (x) the number of Non-Election Shares held by such holder by (y) a fraction, the numerator of which is the amount by which (1) the Cash Conversion Number exceeds (2) the Cash Election Shares and the denominator of which is the sum of (I) the total number of Stock Election Shares plus (II) the total number of Non-Election Shares, with the remaining number of such holder’s Non-Election Shares being converted into the right to receive the Per Share Stock Consideration.

(iii)	If the number of Cash Election Shares is equal to the Cash Conversion Number, then all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and Non-Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

2.4           Exchange Procedures

(a)	Each previous holder of a Certificate or Book-Entry Shares that has surrendered such Certificate or Book-Entry Shares together with duly executed Transmittal Materials and an Election Form to the Exchange Agent shall, upon acceptance thereof by the Exchange Agent and subject to the allocation procedures of Section 2.3, be entitled to a number of full shares of Parent Common Stock, to be issued in book-entry form, unless otherwise requested, and/or the aggregate Per Share Cash Consideration into which the Certificate or Book-Entry Shares so surrendered shall have been converted pursuant to this Agreement (subject to any distribution theretofore declared and not yet paid with respect to such shares of Parent Common Stock, without interest).

(b)	The Exchange Agent shall accept Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Certificates shall be appropriately endorsed or accompanied by such instruments of transfer as the Exchange Agent may reasonably require.

(c)	After the Effective Time, holders of Certificates or Book-Entry Shares shall cease to have rights with respect to the stock previously represented by such Certificates or Book-Entry Shares, and their sole rights shall be to exchange such Certificates or Book-Entry Shares for the consideration provided for in this Agreement.

(d)	In the event of a transfer of ownership of shares of Company Common Stock that is not registered in the transfer records of the Company, the Merger Consideration may be issued to a Person other than the Person in whose name the Certificate so surrendered or the Book-Entry Shares so transferred is or are registered if such Certificate shall be properly endorsed or otherwise be in proper form for transfer or such Book-Entry Shares shall be properly transferred and the Person requesting such issuance shall pay any transfer or other Taxes required by reason of the issuance of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Shares or shall establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.4, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration that the holder thereof has the right to receive in respect of such Certificate or Book-Entry Share pursuant to the provisions of Article I and this Article II. No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate or Book-Entry Share. After the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates or Book-Entry Shares are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(e)	Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of Company Common Stock for one hundred eighty (180) days after the Effective Time shall be delivered to the Surviving Corporation, upon demand, and any former holders of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of their claim for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock. Any such portion of the Exchange Fund remaining unclaimed by former holders of Company Common Stock as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto. Neither the Exchange Agent nor any party hereto shall be liable to any former holder of Company Common Stock for any amount delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(f)	No Liability. None of Parent, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificate or Book-Entry Share shall not have been surrendered prior to the seventh (7th) anniversary of the Effective Time (or immediately prior to such earlier date on which the Merger Consideration in respect of such Certificate or Book-Entry Share would otherwise escheat to or become the property of any Governmental Entity), any such Merger Consideration in respect of such Certificate or Book-Entry Share shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(g)	Escheat. Notwithstanding any other provision of this Agreement, neither the Exchange Agent nor any party hereto shall be liable to any former holder of shares of Company Common Stock for any Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

2.5	Anti-Dilution Provisions. In the event Parent or the Company changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of Parent Common Stock or Company Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding Parent Common Stock or Company Common Stock and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be proportionately and appropriately adjusted; provided, however, that, for the avoidance of doubt, no such adjustment shall be made (i) with regard to Parent Common Stock if (a) Parent issues additional shares of Parent Common Stock and receives consideration for such shares in a bona fide third party transaction, (b) Parent issues additional shares of Parent Common Stock under the Parent Stock Plans, or (c) Parent grants employee or director stock grants or similar equity awards or shares of Parent Common Stock upon the exercise or settlement thereof.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the applicable section of the disclosure schedules delivered by the Company to Parent concurrently with the execution of this Agreement (the “Company Disclosure Schedules”) (it being understood that any information set forth in one section or subsection of the Company Disclosure Schedules shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection), the Company hereby represents and warrants to Parent as follows:

3.1          Corporate Organization

(a)	The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. The Company has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)	Each Subsidiary of the Company (a “Company Subsidiary” and, collectively, the “Company Subsidiaries”) (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, (ii) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and (iii) has all requisite corporate or similar power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Empire State Bank, a New York state-chartered bank (the “Company Bank”), is the only Subsidiary of the Company that is a depository institution. The deposit accounts of the Company Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Applicable Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination or revocation of such insurance are pending or, to the Knowledge of the Company, threatened. Section 3.1(b) of the Company Disclosure Schedules sets forth a true and complete list of all Company Subsidiaries and their respective jurisdictions of organization. The Company does not own, directly or indirectly, any equity interest in any person other than the Company Subsidiaries.

3.2          Capitalization

(a)	As of the date of this Agreement, the authorized capital stock of the Company consists of 10,000,000 shares of common stock, par value $0.01 per share (“Company Common Stock”), and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of the date of this Agreement, there are (i) 6,886,282 shares of Company Common Stock issued and outstanding, (ii) no shares of Company Preferred Stock issued and outstanding, (iii) 296,930 shares of Company Common Stock subject to outstanding and unvested stock options granted under the Company’s equity incentive plans (collectively, the “Company Stock Plans”) (such options, “Company Stock Options”), and (iv) 53,100 shares of Company Common Stock reserved for issuance upon exercise or settlement of any Company Equity Award other than the Company Stock Options described in clause (iii). All of the issued and outstanding shares of Company Common Stock have been duly authorized and are validly issued, fully paid and nonassessable, and no shares of Company Common Stock have been issued in violation of, and none are subject to, any preemptive rights. Section 3.2(a) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of each outstanding Company Stock Option, including the holder thereof, the date of grant, the number of shares of Company Common Stock subject thereto, the exercise price thereof, the vesting schedule applicable thereto (including whether the vesting thereof will be accelerated in whole or in part by the transactions contemplated by this Agreement, either alone or in combination with any other event), and the expiration date thereof.

(b)	Except as set forth in Section 3.2(a), as may be set forth in Section 3.2(b) of the Company Disclosure Schedules, or as expressly permitted by this Agreement, as of the date of this Agreement, the Company has not issued or authorized the issuance of, and there are no outstanding:

(i)	shares of capital stock or other voting securities or equity interests of the Company;

(ii)	securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities or equity interests of the Company;

(iii)	options, warrants, calls, rights, commitments, subscriptions or agreements to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary is bound, in any case obligating the Company or any Company Subsidiary to issue, deliver, sell, purchase, redeem or acquire, or cause to be issued, delivered, sold, purchased, redeemed or acquired, shares of capital stock or other voting securities or equity interests of, or securities convertible into or exchangeable for shares of capital stock or other voting securities or equity interests of, the Company or any Company Subsidiary, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, right, commitment, subscription or agreement;

(iv)	outstanding obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock or other voting securities or equity interests (or options, warrants or other rights to acquire such capital stock or voting securities or equity interests) of the Company or any Company Subsidiary; or

(v)	other obligations by the Company or any Company Subsidiary the value of which is in any way based on or derived from the capital stock or other voting securities or equity interests of the Company or any Company Subsidiary (the items in clauses (i) through (v), together with the Company Common Stock, being referred to collectively as the “Company Securities”).

(c)	All shares of capital stock or other equity interests of each Company Subsidiary are owned, directly or indirectly, by the Company, free and clear of all Liens (as defined below), other than Liens arising under applicable securities law, and all such shares or equity interests are duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As used in this Agreement, “Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien or encumbrance.

3.3            Authority; No Violation

(a)	The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Requisite Company Vote (as defined below), to consummate the transactions contemplated hereby, including the Merger. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, have been duly and validly authorized by the Board of Directors of the Company (the “Company Board”), and, except for the Requisite Company Vote, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, including the Merger. The Company Board has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are advisable and fair to and in the best interests of the Company and its shareholders, (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the MGCL, and the Company’s organizational documents, and (iii) resolved to recommend that the shareholders of the Company approve this Agreement and the transactions contemplated hereby, including the Merger (such recommendation, the “Company Board Recommendation”). This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions. As used in this Agreement, the term “Enforceability Exceptions” means (x) applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and (y) general principles of equity (whether applied in a proceeding at law or in equity). As used in this Agreement, the term “Requisite Company Vote” means the affirmative vote of two-thirds of all votes entitled to be cast on the proposal to approve this Agreement and the transactions contemplated hereby, including the Merger, in accordance with the MGCL and the Company’s articles of incorporation and bylaws.

(b)	Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, including the Merger, nor compliance by the Company with any of the terms or provisions hereof, will (i) violate any provision of the articles of incorporation or bylaws of the Company or the similar governing instruments of any Company Subsidiary, or (ii) assuming that the consents, approvals, filings, notices and registrations referred to in Section 3.4 are duly obtained or made, (A) violate, in any material respect, any law, statute, code, ordinance, rule or regulation applicable to the Company or any Company Subsidiary or any of their respective properties or assets, or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract or other instrument or obligation to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except (in the case of clause (ii) above) for such violations, conflicts, breaches, defaults, terminations, cancellations, accelerations or creations that, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on the Company. As used in this Agreement, “Applicable Law” means, with respect to any person, all statutes, laws, ordinances, regulations, orders, writs, injunctions, judgments or decrees of any Governmental Entity applicable to such person or any of its Subsidiaries or any of their respective properties or assets.

3.4            Consents and Approvals. Except for (a) the filing of applications, notices and/or filings with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board” or the “FRB”) under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), and the Bank Merger Act, as applicable, and approval of such applications and/or notices, (b) the filing of applications, notices and/or filings with the New York State Department of Financial Services (the “NYDFS”) under the New York Banking Law, and approval of such applications and/or notices, (c) the filing with the Securities and Exchange Commission (the “SEC”) of a registration statement on Form S-4 (or on such other form as may be appropriate) (together with any amendments thereto, the “S-4”) in which the proxy statement/prospectus relating to the Company Meeting (together with any amendments or supplements thereto, the “Proxy Statement/Prospectus”) shall be included, and the declaration of effectiveness of the S-4, (d) the filing of the New York Certificate of Merger (or articles of merger or similar document, as applicable) with the Secretary of State of the State of New York (or such other Governmental Entity as may be required by Applicable Law), the filing of the Maryland Articles of Merger (or a certificate of merger or similar document, as applicable) with the Maryland Department of Assessments and Taxation (or such other Governmental Entity as may be required by Applicable Law)and such filings with and approvals of other Governmental Entities to consummate the Merger as may be required under Applicable Law, (e) such filings with and approvals of self-regulatory organizations as may be required in connection with the transactions contemplated by this Agreement, (f) the filing of any notices or applications required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, and (g) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement and the approval of listing of such Parent Common Stock on the NYSE, no consents or approvals of, or filings or registrations with, any Governmental Entity are necessary in connection with the execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby. As used in this Agreement, “Governmental Entity” means any federal, state, local, municipal, foreign or other government, any court, administrative, regulatory or other governmental agency, commission, department, board, bureau or authority or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

3.5            Reports. The Company and each Company Subsidiary have timely filed (or furnished, as applicable) all material reports, registrations, statements, certifications and other filings, together with any amendments required to be made thereto, that they were required to file (or furnish, as applicable) since January 1, 2024, with any Governmental Entity (including the Federal Reserve Board, the NYDFS, the FDIC and any other applicable federal or state banking authority) (collectively, “Regulatory Agencies”), and all such reports, registrations, statements and filings are collectively referred to herein as the “Company Reports”. As of their respective dates, or, if amended, as of the date of the last such amendment, the Company Reports complied in all material respects with all statutes, rules and regulations of the applicable Regulatory Agency. As of the date of this Agreement, there are no unresolved violations, criticisms or exceptions by any Regulatory Agency with respect to any Company Report that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of the Company and the Company Subsidiaries, and except as set forth in Section 3.5(a) of the Company Disclosure Schedules, no Regulatory Agency has initiated or has pending any proceeding or, to the Knowledge of the Company, investigation into the business, disclosures or operations of the Company or any Company Subsidiary since January 1, 2024. There is no unresolved or pending enforcement action, “cease and desist” order, consent agreement, memorandum of understanding, formal or informal agreement, commitment letter, board resolution adopted at the request of any Regulatory Agency, or similar undertaking, or, to the Knowledge of the Company, any threatened action of the foregoing nature, by any Regulatory Agency with respect to the Company or any Company Subsidiary.

3.6           Financial Statements

(a)	The Company has previously made available to Parent copies of (i) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2025 and December 31, 2024 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years then ended, in each case accompanied by the audit report of the Company’s independent registered public accounting firm, and (ii) the consolidated balance sheet of the Company and the Company Subsidiaries (the “Company Balance Sheet”) as of June 30, 2026 (the “Company Balance Sheet Date”) and the related consolidated statements of income for the quarterly period and six-month period then ended (including any related notes and schedules) (the documents referred to in the foregoing clauses (i) and (ii) are referred to herein collectively as the “Company Financial Statements”). The Company Financial Statements included (or incorporated by reference) in the Company Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of the Company and the Company Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of the Company and the Company Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject, in the case of unaudited statements, to year-end audit adjustments, the effect of which will not, individually or in the aggregate, be material in amount, and the absence of notes that, if presented, would not differ materially from those presented in the Company’s audited financial statements and (iii) have been prepared in accordance with GAAP consistently applied during the periods involved, except as otherwise noted therein.

(b)	The books and records of the Company and the Company Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

(c)	Neither the Company nor any Company Subsidiary has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that (i) are reflected or reserved against on the Company’s consolidated balance sheet dated as of June 30, 2026 (the “Company Balance Sheet”) (including any notes thereto) (the “Company Balance Sheet Date”), (ii) were incurred since the Company Balance Sheet Date in the ordinary course of business consistent with past practice, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(d)	Since January 1, 2024, (i) the Company and the Company Subsidiaries have timely filed all reports, registrations, statements and other filings required to be filed by them with any applicable Governmental Entity relating to the Company Financial Statements, including any and all amendments or supplements thereto, (ii) all such filings complied in all material respects with all Applicable Law, and (iii) no material deficiencies have been asserted by any Governmental Entity with respect to such filings that remain unresolved.

(e)	The Company has not, at any time since January 1, 2024, been a party to or had any commitment to become a party to any joint venture, off-balance-sheet partnership or any similar contract (including any contract relating to any transaction or relationship between or among the Company and any unconsolidated Subsidiary, including any structured finance, special purpose or limited purpose entity or person), or any “off-balance-sheet arrangements” (as defined in Item 303(a)(4) of Regulation S-K of the SEC), where the result, purpose or intended effect of such contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any Company Subsidiary in the Company Financial Statements or the Company Reports.

3.7          Broker’s Fees. Neither the Company nor any Company Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability to pay any fees or commissions to any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement other than FinPro Capital Advisors, Inc. (“Company Financial Advisor”). The Company has previously made available to Parent a true and complete copy of any engagement letter and any amendment thereto between the Company and the Company Financial Advisor. Except for fees payable to the Company Financial Advisor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary who might be entitled to any fee or commission from the Company, any Company Subsidiary, Parent or any of Parent’s Subsidiaries in connection with the transactions contemplated by this Agreement.

3.8          Absence of Certain Changes or Events

(a)	Since the Company Balance Sheet Date, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(b)	Since the Company Balance Sheet Date through the date of this Agreement, except as expressly contemplated or permitted by this Agreement, the Company and each Company Subsidiary have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practices.

3.9          Legal Proceedings

(a)	Neither the Company nor any Company Subsidiary is a party to any, and there are no pending or, to the Knowledge of the Company, threatened, claims, actions, proceedings or investigations against the Company or any Company Subsidiary, or any of their current or former directors or officers in their capacities as such, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)	There is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any Company Subsidiary or the assets of the Company or any Company Subsidiary (or that, upon consummation of the Merger, would apply to Parent or any of its Affiliates) that is, or would reasonably be expected to be, material to the Company and the Company Subsidiaries, taken as a whole.

(c)	Section 3.9(c) of the Company Disclosure Schedules sets forth a complete and correct list, as of the date of this Agreement, of each pending or, to the Knowledge of the Company, threatened claim, action, proceeding or investigation against the Company or any Company Subsidiary in which the amount in controversy exceeds $50,000, or that seeks injunctive or equitable relief the granting of which would reasonably be expected to have a Material Adverse Effect on the Company.

3.10        Taxes and Tax Returns

(a)	Each of the Company and the Company Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither the Company nor any Company Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of the Company and the Company Subsidiaries (whether or not shown on any Tax Return) that are due have been fully and timely paid or have been adequately reserved against in accordance with GAAP. Each of the Company and the Company Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither the Company nor any Company Subsidiary has any liability for material unpaid Taxes that has not been accrued for or reserved against on the Company Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, and no material additional Taxes have been assessed, proposed, asserted or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary since the Company Balance Sheet Date other than in the ordinary course of business. As used in this Agreement, the term “Tax Return” means any return, declaration, report, claim for refund, information return, statement or other document relating to Taxes required to be filed with a tax authority, including any applicable schedule, attachment or amendment.

(b)	There are no claims, assessments, audits, examinations, investigations or other proceedings pending against the Company or any Company Subsidiary in respect of any Tax, and neither the Company nor any Company Subsidiary has been notified in writing of any proposed Tax claims or assessments against the Company or any Company Subsidiary (other than, in each case, claims or assessments for which adequate reserves in the Company Financial Statements have been established or that are being contested in good faith through appropriate proceedings).

(c)	Neither the Company nor any Company Subsidiary has waived any statute of limitations in respect of any material Taxes or agreed to any extension of time with respect to any material Tax assessment or deficiency.

(d)	Neither the Company nor any Company Subsidiary has been included in any “consolidated,” “unitary” or “combined” Tax Return provided for under the law of any jurisdiction other than one of which the Company or a Company Subsidiary is the common parent.

(e)	Neither the Company nor any Company Subsidiary has:

(i)	participated in or been a party to any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2);

(ii)	taken any reporting position on a Tax Return that, if not sustained, would be reasonably likely, absent disclosure, to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code;

(iii)	entered into any “closing agreement” within the meaning of Section 7121 of the Code; or

(iv)	requested or received a ruling or similar guidance from any tax authority.

(f)	Neither the Company nor any Company Subsidiary is a party to or is bound by any Tax indemnity, Tax sharing, or Tax allocation agreement (other than an agreement exclusively between or among the Company and the Company Subsidiaries or customary Tax indemnification provisions in credit agreements, lease agreements or other commercial agreements not primarily relating to Taxes) and, after the Closing Date, neither the Company nor any Company Subsidiary shall be bound by or have any liability under any such Tax indemnity, Tax sharing or Tax allocation agreement.

(g)	Neither the Company nor any Company Subsidiary has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(h)	Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting made prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date or (v) prepaid amount received on or prior to the Closing Date.

(i)	Neither the Company nor any Company Subsidiary has any material liability for the Taxes of any person (other than the Company or any Company Subsidiary) (i) under Treasury Regulation Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) by contract, or (iv) otherwise pursuant to applicable law.

(j)	Neither the Company nor any Company Subsidiary is a party to any joint venture, partnership, limited liability company or other arrangement or contract that is treated as a partnership for U.S. federal income Tax purposes.

3.11        Employees and Employee Benefit Plans

(a)	Section 3.11(a) of the Company Disclosure Schedules sets forth a true and complete list of all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) and all bonus, stock option, stock purchase, restricted stock, restricted stock unit, phantom stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance, change in control, or other material benefit plans, programs, policies, agreements, arrangements or commitments, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), whether formal or informal, oral or written, legally binding or not, under which (i) any current or former employee, director or consultant of the Company or any Company Subsidiary has any present or future right to benefits and which are contributed to, sponsored by, or maintained by the Company or any Company Subsidiary or (ii) the Company or any Company Subsidiary has had or has any present or future obligation or liability (each, a “Company Benefit Plan” and, collectively, the “Company Benefit Plans”). The Company has made available to Parent true, correct and complete copies of each Company Benefit Plan (or, where a Company Benefit Plan has not been reduced to writing, a summary description thereof) and, to the extent applicable, (i) the most recent annual report (Form 5500) filed with the IRS with respect thereto, (ii) the most recent summary plan description thereof and all summaries of material modifications thereto, (iii) all material correspondence to or from any Governmental Entity received in the last three (3) years, (iv) the most recent determination, advisory or opinion letter, if any, issued by the IRS and any pending request for such a determination, advisory or opinion letter, (v) all trust agreements, insurance contracts, service agreements or other funding vehicles relating thereto, and (vi) any discrimination or other compliance testing results for the last three (3) years. Company Disclosure Schedule Section 3.11(a) designates the Company Benefit Plans for which a professional employer organization is the plan sponsor.

(b)	Each Company Benefit Plan has been operated and administered in all material respects in compliance with its terms and all Applicable Laws, including ERISA and the Code.

(c)	Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code:

(i)	has received a favorable determination, advisory or opinion letter from the IRS to the effect that such Company Benefit Plan is so qualified and the trust related thereto is exempt from federal income Taxes under Section 501(a) of the Code, or has remaining a period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination;

(ii)	to the Knowledge of the Company, no event has occurred and no condition exists which would reasonably be expected to result in the revocation of any such determination or the loss of the tax-qualified status of any such Company Benefit Plan; and

(iii)	has been timely amended to comply with current law and has been operated in accordance with applicable law and its governing documents.

(d)	No Company Benefit Plan is, or within the past six (6) years has been, subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code. Neither the Company nor any ERISA Affiliate has, at any time within the past six (6) years, contributed to, been obligated to contribute to, or had any liability (whether actual or contingent) with respect to (i) a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA, (iv) a plan described in Section 413 of the Code, or (v) an employee benefit plan, fund, program, contract or arrangement that is maintained or contributed to by an ERISA Affiliate. As used in this Agreement, “ERISA Affiliate” means, with respect to any entity, any other entity which, together with such first entity, would be treated as a single employer under Section 414 of the Code.

(e)	With respect to any Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the Knowledge of the Company, threatened, and to the Knowledge of the Company, no facts or circumstances exist that would give rise to any such actions, suits or claims that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(f)	No Company Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to any current or former employee, officer, director or consultant of the Company or any Company Subsidiary beyond their retirement or other termination of service, other than (i) coverage mandated by Section 4980B of the Code or Part 6 of Title I of ERISA, or similar state law, the full cost of which is borne by the individual, (ii) death benefits or retirement benefits under any Company Benefit Plan that is qualified under Section 401(a) of the Code, (iii) deferred compensation benefits accrued as liabilities on the books of the Company or the Company Subsidiaries, or (iv) benefits, the full cost of which is borne by the current or former employee, officer, director or consultant (or their beneficiary).

(g)	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in combination with any other event, will (i) result in any payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former director, employee or consultant of the Company or any Company Subsidiary, (ii) materially increase the amount of compensation or benefits due to any such individual, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as expressly contemplated by this Agreement with respect to the Company Stock Options and Restricted Stock Awards, (iv) directly or indirectly cause the Company to transfer or set aside any assets to fund any material benefits under any Company Benefit Plan, (v) limit or restrict the right of the Company to merge, amend or terminate any Company Benefit Plan, or (vi) result in any “excess parachute payment” within the meaning of Section 280G(b) of the Code (or any corresponding provision of state, local or foreign Tax law), other than as set forth in Section 3.11(g) of the Company Disclosure Schedules.

(h)	Neither the Company nor any Company Subsidiary has any obligation to gross up, indemnify or otherwise reimburse any individual for any Taxes, interest, or penalties incurred pursuant to Sections 409A or 4999 of the Code, other than as set forth in Section 3.11(h) of the Company Disclosure Schedules.

(i)	Each Company Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder.

(j)	Each individual who provides services to the Company or any Company Subsidiary who is classified as an independent contractor has been properly classified as an independent contractor for purposes of all applicable laws, including the Code, ERISA, and Applicable Laws governing the withholding and payment of Taxes and employment-related obligations, except for any misclassification that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(k)	There are no material pending or, to the Knowledge of the Company, threatened labor grievances, labor arbitration proceedings, unfair labor practice charges, against or affecting the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is a party to, or bound by, any collective bargaining agreement or other similar agreement with any labor union or labor organization. To the Knowledge of the Company, no labor union or labor organization is engaged in or threatening organizational efforts with respect to any employees of the Company or any Company Subsidiary.

(l)	The Company and each Company Subsidiary are in compliance in all material respects with all Applicable Laws respecting employment and employment practices, including all laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs (including the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar laws (the “WARN Act”)), employee privacy, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

(m)	Section 3.11(m) of the Company Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of each current officer and employee of the Company and each Company Subsidiary whose annual base salary or base wages exceeds $100,000 (on an annualized basis) and the applicable base salary or base wage rate and any bonus, commission, or other incentive compensation payable (whether in cash or in kind, and whether contingent, deferred, or otherwise) to each such individual.

(n)	Except as set forth in Section 3.11(n) of the Company Disclosure Schedule, since January 1, 2024, to the Knowledge of the Company, no allegations of sexual or other harassment, sexual abuse or discrimination have been made against (A) any Person who is or was a member of the Board of Directors of the Company or any Company Subsidiary, or (B) any officer of the Company or any Company Subsidiary at the level of Senior Vice President or above. Neither the Company nor any Company Subsidiary has entered into any settlement agreement relating to any such allegations by or against any Person described in clauses (A) or (B) of the preceding sentence.

(o)	All health, dental, vision, life, disability or similar coverage is offered through ADP TotalSource, a certified professional employer organization (“CPEO”) through the ADP TotalSource Health and Welfare Plan (the “PEO Plan”). The Company does not have any liability or contingent liability with respect to the PEO Plan except to the extent that the Company or Company Subsidiary is contractually obligated to make payments to the PEO Plan for coverage under the PEO Plan. The Company and each Company Subsidiary does not self-insure any claims arising out of the benefits provided through the CPEO.

3.12            Compliance with Applicable Law

(a)	The Company and each Company Subsidiary hold, and have at all times since January 1, 2024, held, all licenses, franchises, permits, approvals and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to all Applicable Law (collectively, “Company Permits”), except where the failure to hold such Company Permits would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, and to the Knowledge of the Company no suspension, revocation, non-renewal or cancellation of any Company Permit is threatened or pending. Since January 1, 2024, the Company and each Company Subsidiary have complied in all material respects with and are not in default or violation in any material respect of any Applicable Law, except where the failure to so comply would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(b)	The Company Bank has received a rating of “Satisfactory” or better in its most recent examination or evaluation by the applicable Regulatory Agencies under the Community Reinvestment Act of 1977, as amended (the “CRA”). The Company Bank is an “eligible depository institution” as defined in 12 C.F.R. § 303.2(r).

(c)	Neither the Company nor the Company Bank, nor, to the Knowledge of the Company, any of their respective directors, officers, employees, agents or other persons acting on behalf of the Company or the Company Bank, has, directly or indirectly, (i) used any funds for unlawful contributions, gifts, entertainment, or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from corporate funds, (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, or any Applicable Law of similar effect, (iv) established or maintained any unlawful or unrecorded fund of corporate monies or other assets, (v) made any false or fictitious entry on the books and records of the Company or any Company Subsidiary, or (vi) made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of any nature.

(d)	The Company and each Company Subsidiary are, and have been at all times since January 1, 2024, in compliance in all material respects with:

(i)	the Bank Secrecy Act, as amended by the USA PATRIOT Act of 2001 (Pub. L. 107-56), as amended (collectively, the “BSA/AML Laws”), and any regulations promulgated thereunder, including the applicable anti-money laundering statutes of all jurisdictions where the Company or any Company Subsidiary conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Regulatory Agency or Governmental Entity;

(ii)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq., and any executive orders or regulations promulgated thereunder, including Executive Order 13224, effective September 24, 2001 (collectively, the “Sanctions Laws”);

(iii)	all applicable privacy, data security and data protection laws and regulations, including the Gramm-Leach-Bliley Act and its implementing regulations, the Fair Credit Reporting Act and its implementing regulations, the California Consumer Privacy Act, and any other applicable state privacy laws, and all contractual obligations of the Company and each Company Subsidiary relating to data privacy and security; and

(iv)	all applicable requirements of the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”).

No action, proceeding or investigation by any Governmental Entity involving the Company or any Company Subsidiary with respect to the BSA/AML Laws, the Sanctions Laws, or OFAC is pending or, to the Knowledge of the Company, threatened, nor has the Company or any Company Subsidiary been subject to any enforcement action by any Governmental Entity under any BSA/AML Law, Sanctions Law, or OFAC regulation since January 1, 2024.

(e)	The Company has established and maintains policies, procedures and internal controls that are reasonably designed to ensure compliance by the Company and the Company Subsidiaries with all Applicable Laws, including BSA/AML Laws, Sanctions Laws, and OFAC requirements, and such policies, procedures and internal controls are in all material respects being enforced and complied with.

3.13            Certain Contracts

(a)	Except as set forth in Section 3.13(a) of the Company Disclosure Schedules, as of the date of this Agreement, neither the Company nor any Company Subsidiary is a party to or bound by any contract, arrangement, commitment or understanding that:

(i)	is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)	is an employment, consulting, severance, retention, change in control, transaction bonus or similar agreement with any current or former director, officer or employee of the Company or any Company Subsidiary under which the Company or any Company Subsidiary has any remaining material obligation;

(iii)	relates to the borrowing of money by the Company or any Company Subsidiary (including any note, bond, indenture, mortgage, credit agreement, letter of credit, guarantee or other instrument evidencing indebtedness for borrowed money) or to the direct or indirect guarantee by the Company or any Company Subsidiary of any obligation for borrowed money or otherwise, in each case having an aggregate principal amount outstanding in excess of $250,000 (other than (A) trade payables and (B) deposit liabilities, Federal Home Loan Bank borrowings, federal funds purchased and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business);

(iv)	relates to a partnership, joint venture, limited liability company agreement or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture in which the Company or any Company Subsidiary is a partner or joint venturer;

(v)	contains a non-competition, non-solicitation, exclusive dealing or similar covenant that restricts or purports to restrict the ability of the Company or any Company Subsidiary, or, after the Effective Time, the ability of Parent or any of its Affiliates, to engage in any line of business in any geographic area or to compete with any person or solicit any customer, client, supplier or employee of any person;

(vi)	involves the payment or receipt of royalties or other amounts calculated based upon the revenues or income of the Company or any Company Subsidiary or the price of goods or services;

(vii)	provides for the purchase or sale by the Company or any Company Subsidiary of any assets, properties or business (whether by merger, sale of stock, sale of assets or otherwise) having a value in excess of $250,000 that has not been consummated;

(viii)	involves any interest rate, equity, currency or commodity swap, cap, collar, floor, option, futures or other hedging or derivative transaction;

(ix)	relates to the provision of data processing, network communication, computer facilities management or other technology or information services to or by the Company or any Company Subsidiary involving the payment or receipt of more than $100,000 per year;

(x)	obligates the Company or any Company Subsidiary to provide indemnification or a guarantee in excess of $100,000 (other than in connection with extensions of credit or deposit-taking in the ordinary course of business);

(xi)	limits or restricts the ability of the Company or any Company Subsidiary to pay dividends or make distributions on its capital stock or other equity interests, to make loans, to pledge its assets, or to otherwise conduct business (other than as may be required by Applicable Law or any Regulatory Agency);

(xii)	is between the Company or any Company Subsidiary, on the one hand, and any director, officer or Affiliate (other than a Company Subsidiary) of the Company, on the other hand, involving remaining obligations in excess of $50,000 per year;

(xiii)	requires the Company or any Company Subsidiary to make any capital expenditure in excess of $100,000;

(xiv)	is a lease of real or personal property involving aggregate annual rent in excess of $100,000;

(xv)	relates to any settlement of any claim, action, proceeding or investigation that involves (A) obligations to be performed by the Company or any Company Subsidiary after the date of this Agreement in excess of $50,000, (B) any material non-monetary obligations on the Company or any Company Subsidiary after the date of this Agreement, or (C) any admission of wrongdoing by the Company or any Company Subsidiary; or

(xvi)	is otherwise material to the Company and the Company Subsidiaries, taken as a whole.

The contracts, arrangements, commitments and understandings described in clauses (i) through (xvi) above, together with all Company Benefit Plans, are referred to herein collectively as the “Company Contracts.”

(b)	The Company has previously made available to Parent a true and complete copy of each Company Contract in effect as of the date of this Agreement (including all material amendments and supplements thereto). With respect to each Company Contract: (i) such Company Contract is valid and binding on the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and (ii) neither the Company nor any Company Subsidiary has received written notice that it is in material default under any Company Contract, and, to the Knowledge of the Company, no event has occurred which individually or together with other events would reasonably be expected to result in a material default under any Company Contract by the Company or any Company Subsidiary (in each case, with or without notice, lapse of time or both).

(c)	Neither the Company nor any Company Subsidiary is a party to any Company Contract with any Governmental Entity, the termination or breach of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company, other than agreements entered into in the ordinary course of business of the Company Bank for the provision of banking services.

3.14            Agreements with Regulatory Agencies. Subject to Section 9.16 and except as disclosed in Section 3.14 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is a party to or subject to any cease and desist order, written agreement, consent agreement, memorandum of understanding, supervisory letter, board resolution adopted at the request or suggestion of any Regulatory Agency, commitment letter, or any other similar undertaking (each, a “Regulatory Agreement”) with, or is a party to or subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency, including the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the New York State Department of Financial Services (the “NYDFS”), the Federal Deposit Insurance Corporation (the “FDIC”), or any other federal or state bank regulatory authority having supervisory jurisdiction over the Company or any Company Subsidiary, that restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, nor has the Company or any Company Subsidiary been advised in writing by any Regulatory Agency that it is contemplating issuing or requesting any such Regulatory Agreement.

3.15            Risk Management Instruments. All interest rate swaps, caps, floors, collars, option agreements, futures contracts, forward contracts and other similar derivative transactions and risk management arrangements (collectively, “Derivative Contracts”), whether entered into for the account of the Company, any Company Subsidiary or for the account of a customer of the Company or any Company Subsidiary, were entered into in the ordinary course of business consistent with past practice and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of the Company or one of the Company Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect. The Company and each Company Subsidiary have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Knowledge of the Company, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any other party thereto, is in material breach of any of its obligations under any such Derivative Contract.

3.16        Environmental Matters

(a)	Except as disclosed in Section 3.16(a) of the Company Disclosure Schedule and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company:

(i)	the Company and each Company Subsidiary are, and since January 1, 2024 have been, in compliance in all material respects with all applicable Environmental Laws;

(ii)	neither the Company nor any Company Subsidiary has received any written notice from any Person or Regulatory Agency that alleges that the Company or any Company Subsidiary is not in compliance with any applicable Environmental Law or is responsible (or potentially responsible) for the cleanup, removal or remediation of any Hazardous Substances, and no such matter is pending or, to the Knowledge of the Company, threatened;

(iii)	neither the Company nor any Company Subsidiary has incurred any material Environmental Liabilities, and neither the Company nor any Company Subsidiary has received written notice of, any material Environmental Liabilities;

(iv)	during the period of the Company’s or any Company Subsidiary’s ownership, operation or lease thereof (excluding any period during which the Company or any Company Subsidiary held only a security interest, Lien, or other collateral interest in such property) no Release of any Hazardous Substance has occurred at, from, in, to, on or under any property currently owned, operated or leased by the Company or any Company Subsidiary, or at any property where the Company or any Company Subsidiary has arranged for the disposal, treatment or storage of Hazardous Substances, that would reasonably be expected to give rise to any material Environmental Liability of the Company or any Company Subsidiary; and

(v)	neither the Company nor any Company Subsidiary has entered into or is subject to any material consent decree, consent order, settlement agreement or other similar arrangement with any Governmental Entity relating to any Environmental Law or Environmental Liability.

(b)	As used in this Agreement:

(i)	“Environmental Laws” means any federal, state or local law, statute, rule, regulation, ordinance, order, decree, judgment, injunction, permit, license, authorization or other binding requirement, or common law, relating to (A) the protection, investigation or restoration of the environment or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or (C) noise, odor, indoor air, wetlands, pollution, contamination or any injury or threat of injury to persons or property from environmental, health or safety matters.

(ii)	“Environmental Liabilities” means any and all liabilities, obligations, responsibilities, response, remedial and removal costs, investigation and feasibility study costs, capital costs, operation and maintenance costs and other costs and expenses (including reasonable attorneys’ fees) arising out of, relating to, based on or resulting from (A) any Environmental Law, (B) any Release of any Hazardous Substance, (C) any contract, agreement or other arrangement pursuant to which liability is assumed, undertaken or imposed with respect to any of the foregoing, or (D) any claim, action, suit, proceeding, investigation or inquiry relating to any of the foregoing.

(iii)	“Hazardous Substance” means any substance, material or waste that is defined, classified or regulated as a “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “toxic material,” “toxic waste,” “pollutant,” “contaminant” or words of similar meaning and regulatory effect under any Environmental Law, including petroleum or any fraction thereof, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon, radioactive materials, and per- and polyfluoroalkyl substances (PFAS).

(iv)	“Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandoning, depositing or disposing into or through the environment (including the air, soil, surface water, groundwater, land surface or subsurface strata) of any Hazardous Substance.

3.17        Investment Securities and Commodities

(a)	The Company and each Company Subsidiary have good and marketable title to all securities and commodities owned by them (except those sold under repurchase agreements or held in any fiduciary or agency capacity), free and clear of any Lien, except to the extent such securities or commodities are pledged in the ordinary course of business consistent with past practice to secure obligations of the Company or any Company Subsidiary. Such securities and commodities are valued on the books of the Company and the Company Subsidiaries in accordance with GAAP in all material respects.

(b)	The Company and each Company Subsidiary employ investment, securities, risk management and other policies, practices and procedures that the Company believes are prudent and reasonable in the context of their respective businesses, and the Company and the Company Subsidiaries have, since January 1, 2024, been in compliance with such policies, practices and procedures in all material respects.

3.18        Real Property; Personal Property

(a)	Section 3.18(a) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of (A) all real property owned in fee simple by the Company or any Company Subsidiary (collectively, the “Company Owned Real Property”), including the street address and approximate square footage thereof, and (B) all real property leased, subleased or licensed by the Company or any Company Subsidiary as tenant, subtenant or licensee (collectively, the “Company Leased Real Property” and together with the Company Owned Real Property, the “Company Real Property”), including, for each lease, sublease or license, the date and identity of the parties to such lease, sublease or license, the street address of the property demised under such lease, sublease or license, and the annual base rental amount currently payable thereunder.

(b)	With respect to each parcel of Company Owned Real Property, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or the applicable Company Subsidiary has good and marketable fee simple title to such parcel (or, with respect to any Company Owned Real Property acquired through foreclosure, deed in lieu of foreclosure, or similar proceedings, such title as was vested in the Company or the applicable Company Subsidiary pursuant to such proceedings), free and clear of all Liens, except for Permitted Encumbrances.

(c)	With respect to each parcel of Company Leased Real Property, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company:

(i)	such lease, sublease or license is valid, binding and enforceable in accordance with its terms, subject to the Enforceability Exceptions, and is in full force and effect, and the Company or the applicable Company Subsidiary enjoys peaceful and undisturbed possession thereunder;

(ii)	neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any other party thereto, is in material breach or material default under any such lease, sublease or license, and to the Knowledge of the Company, no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or material default; and

(iii)	the Company has made available to Parent true and complete copies of all such leases, subleases and licenses (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto).

(d)	the Company Real Property is in all material respects in good operating condition and repair (subject to normal wear and tear) and is sufficient for the operation of the business of the Company and the Company Subsidiaries as presently conducted.

(e)	As used herein, “Permitted Encumbrances” means, with respect to any Company Real Property:

(i)	statutory liens for current Taxes, assessments or other governmental charges not yet delinquent or the amount or validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(ii)	mechanics’, carriers’, workers’, repairers’, materialmen’s and similar liens arising or incurred in the ordinary course of business consistent with past practice securing obligations that are not overdue for a period of more than sixty (60) days or that are being contested in good faith by appropriate proceedings;

(iii)	zoning, entitlement, building and other land use regulations imposed by any Governmental Entity, which are not violated in any material respect by the current use or occupancy of such Company Real Property or the operation of the business of the Company and the Company Subsidiaries as presently conducted thereon;

(iv)	covenants, conditions, restrictions, easements and other similar non-monetary matters of record affecting title to such Company Real Property which do not materially impair the occupancy or use of such Company Real Property for the purposes for which it is currently used or proposed to be used in connection with the business of the Company and the Company Subsidiaries; and

(v)	any other Liens that do not, individually or in the aggregate, materially impair the continued use and operation of the Company Real Property to which they relate in the conduct of the business of the Company and the Company Subsidiaries as presently conducted.

(f)	Except as set forth in Section 3.18(f) of the Company Disclosure Schedule, all tangible personal property used or held for use in the operation of the business of the Company and the Company Subsidiaries is in all material respects in good operating condition and repair (subject to normal wear and tear) and is adequate for the purposes for which it is currently used or held for use.

3.19        Intellectual Property; Information Security

(a)	As used in this Agreement, the following terms shall have the following meanings:

(i)	“Company Intellectual Property” means all Intellectual Property owned, used, held for use, or practiced by the Company or any Company Subsidiary in connection with the operation of the business of the Company and the Company Subsidiaries as currently conducted.

(ii)	“Company IT Assets” means all information technology and computer systems (including computer hardware, databases, software, firmware and related documentation), networks, interfaces, platforms, peripherals, data communication lines and all other information technology infrastructure and equipment, and all associated documentation, in each case, owned, leased, licensed or otherwise used in the operation of the business of the Company and the Company Subsidiaries as currently conducted.

(iii)	“Company Owned IP” means all Intellectual Property owned or purported to be owned by the Company or any Company Subsidiary.

(iv)	“Intellectual Property” means all intellectual property and proprietary rights of any kind, including: (A) patents, patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof; (B) trademarks, service marks, trade names, corporate names, logos, domain names, social media accounts and handles, trade dress, and other source identifiers, together with the goodwill associated therewith, and all applications, registrations, renewals, and extensions thereof; (C) copyrights, works of authorship, and all applications, registrations, renewals, and extensions thereof; (D) Trade Secrets; (E) database rights; (F) rights of publicity; and (G) all other intellectual property rights.

(v)	“Licensed IP” means all Intellectual Property licensed to the Company or any Company Subsidiary by any third party (other than licenses for commercially available off-the-shelf software with annual license fees of less than $50,000).

(vi)	“Trade Secrets” means trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, and all other confidential information constituting a trade secret under applicable Law).

(b)	Section 3.19(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of (A) all issued patents and pending patent applications, (B) all registered trademarks, service marks and pending applications for registration thereof, (C) all registered copyrights and pending applications for registration thereof, and (D) all material internet domain name registrations, in each case included in the Company Owned IP (collectively, “Company Registered IP”).

(c)	Except as set forth in Section 3.19(c) of the Company Disclosure Schedule and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Company Owned IP, free and clear of all Liens (other than Permitted Encumbrances and non-exclusive licenses granted in the ordinary course of business consistent with past practice), and has the valid and enforceable right to use all Licensed IP as used in the business of the Company and the Company Subsidiaries as currently conducted.

(d)	All Company Registered IP is subsisting, and to the Knowledge of the Company, valid and enforceable. The Company and the Company Subsidiaries have taken commercially reasonable steps to maintain and protect each item of Company Registered IP, including by paying all applicable maintenance fees and filing all applicable renewal documents in connection therewith, except where the failure to take such steps would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Company.

(e)	Except as set forth in Section 3.19(e) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice from any Person (A) challenging the validity, enforceability, use or ownership of any Company Owned IP, (B) claiming that the Company or any Company Subsidiary infringes, misappropriates or otherwise violates the Intellectual Property of any Person, or (C) inviting the Company or any Company Subsidiary to take a license under any patent or other Intellectual Property right. To the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Owned IP.

(f)	The Company and each Company Subsidiary have taken commercially reasonable measures to protect the confidentiality, integrity and security of the Trade Secrets included in the Company Intellectual Property, including requiring all Persons who have had access to such Trade Secrets to execute binding confidentiality and non-disclosure agreements.

(g)	Section 3.19(g) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all material contracts or agreements pursuant to which any third party is licensed or otherwise authorized to use any Company Owned IP (excluding non-exclusive licenses granted in the ordinary course of business consistent with past practice to customers of the Company or any Company Subsidiary).

(h)	Section 3.19(h) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all material Licensed IP and the contracts or agreements under which such Licensed IP is licensed to the Company or any Company Subsidiary.

(i)	Each current and former employee, officer, consultant and independent contractor of the Company and each Company Subsidiary who has contributed to the creation or development of any material Company Owned IP has executed a valid and enforceable written agreement providing for (A) the assignment to the Company or the applicable Company Subsidiary of all rights in and to such Intellectual Property arising out of such Person’s employment or engagement (except with respect to any Intellectual Property that vests in the Company or any Company Subsidiary by operation of law), and (B) the obligation to maintain the confidentiality of the Company’s and the Company Subsidiaries’ confidential information and Trade Secrets.

(j)	Except as set forth in Section 3.19(j) of the Company Disclosure Schedule and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, the Company IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required in connection with the operation of the business of the Company and the Company Subsidiaries as currently conducted. The Company and the Company Subsidiaries have implemented commercially reasonable backup, security, disaster recovery and business continuity plans, procedures and facilities, and have taken commercially reasonable steps to safeguard the Company IT Assets.

(k)	Except as set forth in Section 3.19(k) of the Company Disclosure Schedule and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the Company, since January 1, 2024, there have been no material failures, breakdowns, continued substandard performance, unplanned outages, or other adverse events affecting any Company IT Assets that have caused or would reasonably be expected to cause any material disruption to or material interruption in or to the business of the Company or any Company Subsidiary.

(l)	Company and each Company Subsidiary are, and since January 1, 2024 have been, in compliance in all material respects with (A) all applicable Laws relating to data privacy, data protection, data security, data breach notification, and the collection, storage, use, disclosure, transfer, and processing of Personal Information (collectively, “Privacy Laws”), (B) all of the Company’s and the Company Subsidiaries’ privacy policies, notices, and similar public-facing disclosures regarding the collection, storage, use, disclosure, transfer, and processing of Personal Information (the “Company Privacy Policies”), and (C) all contractual obligations of the Company and the Company Subsidiaries relating to data privacy, data protection, or data security.

(m)	As used herein, “Personal Information” means any information that, alone or in combination with other information, identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, to an identified or identifiable natural person or household, including a name, address, telephone number, email address, Social Security number, driver’s license or state identification card number, financial account number, date of birth, biometric data, internet protocol address, health or medical information, or any other information that constitutes “personal information,” “personal data,” “personally identifiable information,” “nonpublic personal information” or similar terms as defined under applicable Privacy Laws, including the Gramm-Leach-Bliley Act and its implementing regulations.

(n)	Except as set forth in Section 3.19(n) of the Company Disclosure Schedule, since January 1, 2024, neither the Company nor any Company Subsidiary has (A) experienced any material security incident involving unauthorized access to, or unauthorized acquisition, disclosure, use or loss of, any Personal Information in the possession, custody or control of the Company or any Company Subsidiary (a “Security Incident”), or (B) been required under any Privacy Law or any contract to which the Company or any Company Subsidiary is a party to notify any Governmental Entity, the media, or any Person of any Security Incident.

(o)	Except as set forth in Section 3.19(o) of the Company Disclosure Schedule, since January 1, 2024, neither the Company nor any Company Subsidiary has received any written notice of any pending or to the Knowledge of the Company, threatened claim, action, investigation, audit, or proceeding by any Governmental Entity or Person relating to any actual or alleged violation by the Company or any Company Subsidiary of any Privacy Law, Company Privacy Policy, or contractual obligation relating to data privacy, data protection, or data security.

(p)	Company and each Company Subsidiary have implemented and maintain a written information security program that includes reasonable administrative, technical and physical safeguards designed to protect the confidentiality, integrity and availability of the Company IT Assets and all Personal Information in the possession, custody or control of the Company and the Company Subsidiaries, in compliance in all material respects with all applicable Privacy Laws, Company Privacy Policies and contractual obligations.

(q)	Company and each Company Subsidiary have implemented and maintain commercially reasonable cybersecurity policies, procedures and controls, including: (A) access controls and authentication measures; (B) network security monitoring and intrusion detection systems; (C) encryption of Personal Information in transit and at rest; (D) regular vulnerability assessments and penetration testing; (E) employee training programs regarding cybersecurity awareness; and (F) incident response and disaster recovery plans. The Company and the Company Subsidiaries have conducted, or caused to be conducted, regular risk assessments and audits of their cybersecurity programs, and have remediated in all material respects all material vulnerabilities identified thereby.

(r)	consummation of the transactions contemplated by this Agreement, including the Merger, will not (A) result in any material violation of any Privacy Law, Company Privacy Policy, or contractual obligation of the Company or any Company Subsidiary relating to data privacy, data protection, or data security, or (B) require the consent of any Person in connection with the transfer of any Personal Information to Parent or the Surviving Corporation.

3.20       Related Party Transactions. Except as disclosed in Section 3.20 of the Company Disclosure Schedule or in the Company Reports filed or furnished prior to the date of this Agreement, since January 1, 2024, there have been no material transactions, agreements, arrangements or understandings between the Company or any Company Subsidiary, on the one hand, and any Affiliate thereof (other than any Company Subsidiary), or any current or former director, officer or, to the Knowledge of the Company, employee or five percent (5%) or greater shareholder of the Company or any Company Subsidiary or any of their respective immediate family members, on the other hand, of the type that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC (a “Related Party Transaction”). All Related Party Transactions that have occurred since January 1, 2024 were on terms no less favorable to the Company or the applicable Company Subsidiary than would have been obtainable in a comparable arm’s-length transaction with an unaffiliated third party.

3.21       State Takeover Laws. The Board of Directors of the Company has taken all actions necessary to ensure that the restrictions on business combinations contained in Sections 3-601 through 3-604 of the MGCL and any other applicable “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover laws and regulations of the State of Maryland (collectively, “Takeover Laws”) are, and will be, inapplicable to the execution, delivery and performance of this Agreement, the Plan of Merger and the consummation of the Merger and the other transactions contemplated hereby and thereby. No other Takeover Law is, or will become, applicable to the Merger, this Agreement, the Plan of Merger or the transactions contemplated hereby or thereby.

3.22       Reorganization. As of the date of this Agreement, neither the Company nor any Company Subsidiary has taken any action, and the Company does not have Knowledge of any fact or circumstance, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

3.23        Opinion. The Company has received the opinion of the Company Financial Advisor, dated the date of this Agreement, to the effect that, as of such date and based upon and subject to the assumptions, qualifications, limitations and other matters set forth therein, the Merger Consideration to be received by the holders of shares of Company Common Stock in the Merger is fair, from a financial point of view, to such holders. Such opinion has not been amended or rescinded as of the date of this Agreement. A true and complete copy of such opinion will be delivered to Parent solely for informational purposes promptly after receipt thereof by the Company.

3.24      Company Information. None of the information supplied or to be supplied by or on behalf of the Company for inclusion or incorporation by reference in (a) the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the Merger (including any amendments or supplements thereto, the “Registration Statement”), at the time such Registration Statement is declared effective under the Securities Act, (b) the proxy statement/prospectus (and any amendments or supplements thereto) included in the Registration Statement and sent or given to the shareholders of the Company in connection with the Company Shareholders Meeting (such proxy statement/prospectus, including any amendment or supplement thereto, the “Proxy Statement”), at the time the Proxy Statement is first mailed to the shareholders of the Company or at the time of the Company Shareholders Meeting, or (c) any other documents to be filed with the SEC or any Regulatory Agency in connection with the transactions contemplated hereby, at the respective times such documents are filed, will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC thereunder. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to any information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Registration Statement, the Proxy Statement or any such other documents.

3.25        Loan Portfolio

(a)	Except as set forth in Section 3.25(a) of the Company Disclosure Schedule, each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees, interest-bearing assets and non-accrual assets) in which the Company or any Company Subsidiary is a creditor (collectively, “Loans”) (A) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (B) to the extent carried on the books and records of the Company and the Company Subsidiaries as secured Loans, has been secured by valid and enforceable Liens which have been perfected, and (C) to the Knowledge of the Company, is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(b)	Except as set forth in Section 3.25(b) of the Company Disclosure Schedule, each Loan originated, administered or serviced by the Company or any Company Subsidiary has been originated, administered and serviced, and the relevant Loan files are maintained, in all material respects in accordance with (A) the relevant notes, participation agreement (as applicable) and other credit and security documents, (B) the applicable written underwriting standards of the Company and the Company Subsidiaries (and, in the case of Loans sold to investors, the underwriting standards, if any, of the applicable investors), and (C) all applicable federal, state and local Laws, regulations and rules.

(c)	Except as set forth in Section 3.25(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is now nor has it been since January 1, 2024, subject to any material fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or Regulatory Agency relating to the origination, sale or servicing of mortgage or other Loans.

(d)	Section 3.25(d) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a true and complete list of all Loans (A) that as of September 30, 2026 had an outstanding principal balance of $250,000 or more and under the terms of which the obligor was, as of September 30, 2026, over ninety (90) days or more delinquent in payment of principal or interest, (B) that as of September 30, 2026 had been classified by the Company or any Company Subsidiary or any Regulatory Agency as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import (collectively, “Classified Loans”), together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, (C) for which the Company or any Company Subsidiary has received written notice of, or otherwise has Knowledge of, the occurrence of a default or an event that, with the passage of time or the giving of notice or both, would constitute a default under the terms thereof, and (D) with respect to which the Company or any Company Subsidiary has received written notice that the borrower has threatened in writing to commence a proceeding under any bankruptcy, insolvency or debtor relief law.

(e)	Neither the Company nor any Company Subsidiary is a party to any Loan in which a director, executive officer or principal shareholder (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any Company Subsidiary has a beneficial interest and which is or was in violation of such Regulation O. All such Loans are and have been made in compliance in all material respects with Regulation O and all applicable Laws relating to insider lending.

(f)	The allowance for credit losses reflected in the Company Financial Statements was, and the allowance for credit losses shown on the financial statements of the Company included in any Company Report filed after the date hereof will be, as of the date thereof, in the opinion of the management of the Company, adequate in all material respects under GAAP (and consistent with applicable regulatory guidance, including with respect to the current expected credit losses methodology) as of such date.

(g)	Except as set forth in Section 3.25(g) of the Company Disclosure Schedule, the Company and the Company Subsidiaries have complied in all material respects with all applicable federal, state and local Laws, rules and regulations relating to residential and commercial real estate mortgage origination, lending, servicing, collecting, loss mitigation and foreclosure activities, including the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Fair Debt Collection Practices Act, the Home Mortgage Disclosure Act, the Secure and Fair Enforcement for Mortgage Licensing Act, and all applicable regulations promulgated under any of the foregoing and all other applicable state and federal laws relating to mortgage origination, servicing and foreclosure.

(h)	With respect to any Loans guaranteed in whole or in part by the U.S. Small Business Administration (the “SBA”), except as set forth in Section 3.25(h) of the Company Disclosure Schedule, all such Loans have been originated and serviced in all material respects in compliance with the applicable requirements of the SBA, and all applicable SBA guarantees with respect thereto are in full force and effect. Neither the Company nor any Company Subsidiary has received any written notice from the SBA that any SBA guaranty with respect to any such Loan has been or may be denied, curtailed, repurchased or otherwise impaired.

(i)	Since January 1, 2024, neither the Company nor any Company Subsidiary has sold or purchased any Loan or interest therein, or entered into any participation agreement with respect to any Loan, except in the ordinary course of business consistent with past practice and in compliance in all material respects with applicable Laws.

3.26        Insurance

(a)	Section 3.26(a) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all material insurance policies and fidelity bonds maintained by or on behalf of the Company and the Company Subsidiaries (collectively, the “Insurance Policies”), including the name of the insurer, the policy number, the type of coverage, the annual premium, the expiration date and the coverage limits thereof. All Insurance Policies are in full force and effect and all premiums due and payable thereunder have been timely paid. Neither the Company nor any Company Subsidiary has received any written notice of cancellation or non-renewal of any Insurance Policy or written notice of any material increase in premium with respect to any Insurance Policy that has not been resolved or renewed. The insurance coverage provided by the Insurance Policies is, in the reasonable judgment of the Company’s management, adequate and suitable for the business of the Company and the Company Subsidiaries as currently conducted.

(b)	Section 3.26(b) of the Company Disclosure Schedule sets forth a true and complete list, as of the date of this Agreement, of all bank-owned life insurance policies owned by the Company or any Company Subsidiary (collectively, “BOLI”), including the carrier, the face amount, the cash surrender value as of the most recent valuation date, and the insured persons. All BOLI has been acquired in compliance in all material respects with all applicable Laws and regulatory guidance (including interagency guidance on bank-owned life insurance), and the cash surrender value of such BOLI is accurately reflected in the Company Financial Statements in accordance with GAAP. Neither the Company nor any Company Subsidiary has taken any action that would result in a taxable event with respect to any BOLI.

3.27       Broker-Dealer, Investment Advisory, Insurance and Digital Currency Matters

(a)	Except as set forth in Section 3.27(a) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is required to be registered or licensed as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or under any applicable state securities Laws, or is registered or licensed as such.

(b)	Except as set forth in Section 3.27(b) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is required to be registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or under any applicable state Laws, or is registered as such.

(c)	Except as set forth in Section 3.27(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary is required to be registered, licensed or qualified as an insurance company or insurance agency under any applicable federal or state Laws, or is registered, licensed or qualified as such.

(d)	Except as set forth in Section 3.27(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary (A) holds, trades, custodies, mines, stakes or otherwise deals in digital currencies, digital assets, virtual currencies, cryptocurrencies, stablecoins or non-fungible tokens (collectively, “Digital Assets”), (B) to the Knowledge of the Company, provides any services to customers or third parties in connection with Digital Assets, or (C) is required to hold any license, registration or other governmental authorization in connection with Digital Assets.

3.28        No Other Representations or Warranties

(a)	Except for the representations and warranties expressly set forth in this “Article III” (as qualified by the Company Disclosure Schedule) and in any certificate delivered pursuant to “Section 7.2(c)”, neither the Company nor any other Person on behalf of the Company makes or has made any express or implied representation or warranty with respect to the Company, any Company Subsidiary or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or any Company Subsidiary, and the Company hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person on behalf of the Company makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or representatives with respect to (A) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any Company Subsidiary or their respective businesses, or (B) any oral or written information presented to Parent, Merger Sub or any of their respective Affiliates or representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)	Subject to the Company’s right to rely on the representations and warranties expressly set forth in “Article IV” (as qualified by the Parent Disclosure Schedule) and in any certificate delivered pursuant to “Section 7.3(c)”, the Company acknowledges that, except for such express representations and warranties, neither Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub makes or has made any express or implied representation or warranty with respect to Parent, Merger Sub, the Surviving Corporation or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub, the Surviving Corporation or any of their respective Subsidiaries.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT

Except (A) as disclosed in the disclosure schedules delivered by Parent to the Company prior to or concurrently with the execution and delivery of this Agreement (the “Parent Disclosure Schedules”), it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Schedules shall be deemed disclosure with respect to any other section or subsection of this Agreement to which the relevance of such item is reasonably apparent on the face of such disclosure, (B) as disclosed in any Parent Reports filed with or furnished to the SEC and publicly available prior to the date of this Agreement (excluding any risk-factor disclosures contained under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are similarly non-specific, predictive or forward-looking in nature), or (C) as Previously Disclosed, Parent represents and warrants to the Company as follows:

4.1          Corporate Organization

(a)	Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of New York. Parent is a bank holding company duly registered under the BHC Act. Parent has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. True and complete copies of the Certificate of Incorporation and By-laws of Parent, each as in effect as of the date of this Agreement, have previously been made available by Parent to the Company.

(b)	Each Subsidiary of Parent (each, a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) (i) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) is duly licensed or qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so licensed or qualified and (iii) has all corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, except in each case referred to in clauses (i), (ii) and (iii), where the failure to be so organized, existing, licensed, qualified or in good standing or to have such power and authority would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Dime Commercial Bank (the “Parent Bank”) is a New York state-chartered bank, duly organized, validly existing and in good standing under the Laws of the State of New York. The deposits of the Parent Bank are insured by the FDIC to the fullest extent permitted by Law and all premiums and assessments required to be paid in connection therewith have been paid when due. No proceedings for the revocation or termination of such deposit insurance are pending or, to the Knowledge of Parent, threatened. Section 4.1(b) of the Parent Disclosure Schedules sets forth a true and complete list of the Parent Subsidiaries and their respective jurisdictions of incorporation or organization. Parent does not own, directly or indirectly, any equity interest in any person other than the Parent Subsidiaries, except for equity interests held in the ordinary course of business in a fiduciary or custodial capacity or in satisfaction of a debt previously contracted.

4.2          Capitalization

(a)	The authorized capital stock of Parent consists of 80,000,000 shares of common stock, $0.01 par value (“Parent Common Stock”), and 10,000,000 shares of preferred stock, $0.01 par value (“Parent Preferred Stock”). As of the date of this Agreement, there were (i) 46,154,333 shares of Parent Common Stock issued and 43,745,961 shares of Parent Common Stock outstanding, (ii) 5,299,200 shares of Parent Preferred Stock issued and outstanding, (iii) 2,408,372 shares of Parent Common Stock held in treasury and (iv) 1,728,179 shares of Parent Common Stock reserved for issuance pursuant to Parent Stock Plans. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and are validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of Parent Common Stock to be issued in the Merger, when issued in accordance with the terms and conditions of this Agreement, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof, and will be issued in compliance with all applicable federal and state securities laws.

(b)	Except as set forth in Section 4.2(a) or in Section 4.2(b) of the Parent Disclosure Schedules, as of the date of this Agreement, there are no shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding and no outstanding options, warrants, rights to subscribe to, calls, commitments, agreements, arrangements or undertakings to which Parent or any Parent Subsidiary is a party or by which any of them is bound obligating Parent or any Parent Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of, or any security convertible or exercisable for, or exchangeable into, any capital stock or other equity security of, Parent, or obligating Parent or any Parent Subsidiary to issue, grant, extend or enter into any such option, warrant, right, call, commitment, agreement, arrangement or undertaking. There are no outstanding obligations of Parent or any Parent Subsidiary to repurchase, redeem or otherwise acquire any shares of capital stock of Parent, except in connection with the forfeiture of outstanding awards under any Parent Stock Plan. There are no outstanding bonds, debentures, notes or other indebtedness the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) on any matter on which stockholders of Parent may vote. Neither Parent nor any Parent Subsidiary is a party to any voting agreement with respect to the voting of any capital stock of Parent. All shares of capital stock or other equity interests of each Parent Subsidiary are owned, directly or indirectly, by Parent, free and clear of all Liens (other than Liens arising under applicable securities laws), and all such shares or equity interests are duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

4.3          Authority; No Violation

(a)	Parent has all requisite corporate power and authority to enter into and, subject to receipt of the Parent Required Approvals, to perform all of its obligations under this Agreement and to consummate the transactions contemplated hereby (including the Merger and the Bank Merger). The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent, including the unanimous approval and adoption of this Agreement by the Board of Directors of Parent at a meeting duly called and held. No vote or other action of the stockholders of Parent is required under applicable Law, the Certificate of Incorporation or By-laws of Parent or the rules of the NYSE in connection with the consummation by Parent of the transactions contemplated by this Agreement (including the Merger). Subject to the receipt of the Parent Required Approvals, this Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the Enforceability Exceptions.

(b)	Neither the execution and delivery of this Agreement by Parent nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the terms or provisions hereof, will:

(i)	violate any provision of the Certificate of Incorporation or By-laws of Parent or the organizational or governing documents of any Parent Subsidiary;

(ii)	assuming that the consents, approvals, notices, registrations, permits and authorizations referred to in Section 4.4 are duly obtained or made, violate any Law, statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Parent or any Parent Subsidiary or any of their respective properties or assets; or

(iii)	violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with the giving of notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or any Parent Subsidiary under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Parent or any Parent Subsidiary is a party, or by which any of them or any of their respective properties or assets is bound, except, in each case of clauses (ii) and (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.4          Consents and Approvals

No consents or approvals of, or filings or registrations with, any Governmental Entity are required to be made or obtained by Parent or any Parent Subsidiary in connection with (A) the execution, delivery and performance by Parent of this Agreement and (B) the consummation by Parent of the Merger, the Bank Merger and the other transactions contemplated hereby, except for:

(i)	the filing of applications, notices and/or other filings with, and the receipt of approvals, non-objections, consents or waivers from, the Federal Reserve Board (including under the BHC Act) and the New York Department of Financial Services (the “NYDFS”) (collectively, the “Requisite Regulatory Approvals”);

(ii)	the filing of the Registration Statement with the SEC under the Securities Act and the declaration of effectiveness thereof by the SEC, and the filing and mailing of the Proxy Statement to the stockholders of the Company in accordance with applicable requirements of the Exchange Act;

(iii)	the filing of the New York Certificate of Merger with the New York Secretary of State, the filing of the Maryland Articles of Merger with the Maryland Department of Assessments and Taxation and such filings as are required to effectuate the Bank Merger with the applicable Governmental Entities;

(iv)	the approval of the listing of shares of Parent Common Stock to be issued in the Merger on the NYSE, subject to official notice of issuance; and

(v)	such other filings, authorizations, orders and approvals as may be required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of Parent Common Stock pursuant to this Agreement and the transactions contemplated hereby, except, with respect to clause (v) above, where the failure to make or obtain such other filings, authorizations, orders or approvals would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.5            Reports. Parent and each Parent Subsidiary have timely filed (or furnished, as applicable) all reports, registrations, statements, certifications and other filings, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2024 with any Governmental Entity having jurisdiction over Parent or any Parent Subsidiary, including the Federal Reserve Board, the NYDFS, the FDIC, the SEC and any applicable state securities regulatory authority, and all fees and assessments due and payable in connection therewith have been paid, except where the failure to file (or furnish) such reports, registrations, statements, certifications or other filings, to make such amendments or to pay such fees and assessments, would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. As of their respective dates of filing (or furnishing), such reports, registrations, statements, certifications and other filings complied in all material respects with all statutes and applicable rules and regulations of the applicable Governmental Entity, except where the failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

4.6            Financial Statements

(a)	Parent has previously made available to the Company copies of (i) the consolidated balance sheets of Parent and the Parent Subsidiaries as of December 31, 2025 and December 31, 2024 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for the fiscal years then ended, in each case accompanied by the audit report of Parent’s independent registered public accounting firm, and (ii) the consolidated balance sheet of Parent and the Parent Subsidiaries (the “Parent Balance Sheet”) as of June 30, 2026 (the “Parent Balance Sheet Date”) and the related consolidated statements of income for the quarterly period and six-month period then ended (including any related notes and schedules) (the documents referred to in the foregoing clauses (i) and (ii) are referred to herein collectively as the “Parent Financial Statements”). The Parent Financial Statements (A) have been prepared from, and are in accordance with, the books and records of Parent and the Parent Subsidiaries, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be noted therein or, in the case of unaudited financial statements, as permitted by the rules and regulations of the SEC) and (B) fairly present in all material respects the consolidated financial position of Parent and the Parent Subsidiaries as of and for the dates thereof and the consolidated results of operations, changes in stockholders’ equity and cash flows for the periods then ended, subject, in the case of the unaudited financial statements, to normal, recurring year-end adjustments.

(b)	Neither Parent nor any Parent Subsidiary has any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet of Parent and the Parent Subsidiaries (including the notes thereto), except for (i) those liabilities and obligations that are reflected or reserved against on the consolidated balance sheet of Parent and the Parent Subsidiaries included in the Parent Financial Statements as of the Parent Balance Sheet Date (including any notes thereto), (ii) liabilities and obligations incurred in the ordinary course of business consistent with past practice since the Parent Balance Sheet Date, (iii) liabilities and obligations incurred in connection with the transactions contemplated by this Agreement and (iv) liabilities and obligations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(c)	Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and the Parent Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Parent and the Parent Subsidiaries are being made only in accordance with authorizations of management and directors of Parent and the Parent Subsidiaries, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Parent and the Parent Subsidiaries that could have a material effect on the financial statements. Parent has disclosed, based on its most recent evaluation, to Parent’s outside auditors and the audit committee of the Board of Directors of Parent (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect in any material respect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

(d)	Since January 1, 2024, (i) neither Parent nor any Parent Subsidiary, nor, to the Knowledge of Parent, any director, officer, auditor, accountant or representative of Parent or any Parent Subsidiary, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Parent or any Parent Subsidiary or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Parent or any Parent Subsidiary has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Parent or any Parent Subsidiary, whether or not employed by Parent or any Parent Subsidiary, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Parent or any of its officers, directors, employees or agents to the Board of Directors of Parent or any committee thereof or to any director or officer of Parent.

4.7          Broker’s Fees. Neither Parent nor any Parent Subsidiary, nor any of their respective officers or directors, has employed any broker, finder or financial advisor or incurred any liability or obligation to pay any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement.

4.8         Absence of Certain Changes or Events

(a)	Since the Parent Balance Sheet Date through the date of this Agreement, no event or events have occurred that have had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)	Since the Parent Balance Sheet Date through the date of this Agreement, Parent and the Parent Subsidiaries have carried on their respective businesses in all material respects in the ordinary course of business consistent with past practice.

4.9          Legal Proceedings

(a)	Except as set forth in Parent Disclosure Schedule Section 4.9(a), neither Parent nor any Parent Subsidiary is a party to any, and there are no pending or, to the Knowledge of Parent, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Parent or any Parent Subsidiary or any of their current or former directors or executive officers in their capacities as such, that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

(b)	There is no injunction, order, judgment, decree or regulatory restriction imposed upon Parent, any Parent Subsidiary or any of their respective assets that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent or that would reasonably be expected to prevent or materially delay the consummation of any of the transactions contemplated by this Agreement.

4.10       SEC Reports. Parent has timely filed or furnished all reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished by it with the SEC since January 1, 2024 (together with all exhibits and schedules thereto and all information incorporated therein by reference, the “Parent Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing), each of the Parent Reports complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable thereto, and none of the Parent Reports, at the time of filing thereof (or, if amended or superseded by a subsequent filing prior to the date of this Agreement, as of the date of such amendment or superseding filing), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

4.11        Compliance with Applicable Law

(a)	Parent and each Parent Subsidiary hold, and have at all times since January 1, 2024 held, all licenses, franchises, permits, certificates, approvals, consents, orders and authorizations of all Governmental Entities necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets, and, to the Knowledge of Parent, no suspension or cancellation of any such license, franchise, permit, certificate, approval, consent, order or authorization is threatened, except where the failure to hold or the suspension or cancellation of such licenses, franchises, permits, certificates, approvals, consents, orders and authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Since January 1, 2024, Parent and each Parent Subsidiary have complied with and are not in default or violation of any applicable Law, including all Laws related to banking, the conduct of a banking or financial institution or holding company business, and the extension of credit, except where such noncompliance, default or violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. Without limiting the foregoing:

(i)	neither Parent nor any Parent Subsidiary, nor to the Knowledge of Parent, any director, officer, employee, agent or other Person acting on behalf of Parent or any Parent Subsidiary, is or has been since January 1, 2024 in violation of the Bank Secrecy Act, as amended, the USA PATRIOT Act, any rules and regulations promulgated thereunder, or any other applicable anti-money laundering Laws (collectively, “BSA/AML Laws”), except where such violation would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent;

(ii)	neither Parent nor any Parent Subsidiary, nor to the Knowledge of Parent, any director, officer, employee, agent or other Person acting on behalf of Parent or any Parent Subsidiary, is a Person that is, or is owned or controlled by Persons that are, (A) the subject or target of any sanctions administered or enforced by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”), or (B) organized or resident in a country or territory that is the subject or target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria and the Crimea, Donetsk People’s Republic and Luhansk People’s Republic regions of Ukraine); and

(iii)	neither Parent nor any Parent Subsidiary, nor to the Knowledge of Parent, any director, officer, employee, agent or other Person acting on behalf of Parent or any Parent Subsidiary, has, since January 1, 2024, conducted or initiated any internal investigation or made a voluntary, directed or involuntary disclosure to any Governmental Entity regarding any alleged act or omission arising under or relating to any noncompliance with any BSA/AML Law, except, in each case of clauses (i) through (iii) above, as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)	Parent and each Parent Subsidiary have been, since January 1, 2024, in compliance in all material respects with (i) the Equal Credit Opportunity Act, the Fair Housing Act, the Home Mortgage Disclosure Act and the regulations promulgated thereunder, the Community Reinvestment Act (the “CRA”) and the regulations promulgated thereunder, the Truth in Lending Act (“TILA”) and Regulation Z, the Real Estate Settlement Procedures Act (“RESPA”) and Regulation X, the Fair Debt Collection Practices Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder, and all other applicable Laws relating to consumer lending or consumer protection and (ii) all other fair lending Laws and other Laws relating to discriminatory lending or business practices. The Parent Bank received a CRA rating of “Satisfactory” or better in its most recently completed CRA examination. The Parent Bank is an “eligible depository institution” as defined in 12 C.F.R. § 303.2(r).

(c)	Parent and each Parent Subsidiary have since January 1, 2024, maintained an information security program that complies in all material respects with all applicable Laws, regulatory guidance and industry standards relating to the privacy, data protection or security of personal information, including the Gramm-Leach-Bliley Act and the regulations promulgated thereunder, and the cybersecurity regulations of the NYDFS (23 NYCRR Part 500), except where the failure to maintain such program would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(d)	Except as set forth in Section 4.11(d) of the Parent Disclosure Schedules, no action, proceeding or investigation by any Governmental Entity involving Parent or any Parent Subsidiary with respect to the BSA/AML Laws, the Sanctions Laws, or OFAC is pending or, to the Knowledge of Parent, threatened, nor has Parent or any Parent Subsidiary been subject to any enforcement action by any Governmental Entity under any BSA/AML Law, Sanctions Law, or OFAC regulation since January 1, 2024, except where such action, proceeding, investigation or enforcement action would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent.

(e)	Since January 1, 2024, neither Parent nor any Parent Subsidiary, nor to the Knowledge of Parent, any director, officer, employee, agent or other Person acting on behalf of Parent or any Parent Subsidiary, has, directly or indirectly, (i) used any funds of Parent or any Parent Subsidiary for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic governmental official or employee or to any foreign or domestic political party or campaign from funds of Parent or any Parent Subsidiary, (iii) violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, or any applicable Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions, or any other applicable anti-corruption or anti-bribery Law, or (iv) made any other unlawful payment.

(f)	Neither Parent nor the Parent Bank has been since January 1, 2024, subject to any regulatory or supervisory cease and desist order, agreement, directive, memorandum of understanding or similar arrangement with, or any commitment letter or similar submission to, any Governmental Entity that restricts the conduct of the business of Parent or the Parent Bank or in any manner relates to the capital adequacy, credit or risk management policies, management or business operations of Parent or the Parent Bank.

(g)	As of the date of this Agreement, Parent and the Parent Bank are each “well capitalized” (as that term is defined in the applicable regulations of the Federal Reserve Board and the FDIC, respectively) and are in compliance with all applicable capital adequacy requirements and standards. There are no facts or circumstances that would cause Parent or the Parent Bank not to be “well capitalized” for purposes of each applicable banking statute and each applicable regulation thereunder.

(h)	Parent has established and maintains policies, procedures and internal controls that are reasonably designed to ensure compliance by Parent and the Parent Subsidiaries with all applicable Laws, including BSA/AML Laws, Sanctions Laws, and OFAC requirements, and such policies, procedures and internal controls are in all material respects being enforced and complied with.

4.12        Certain Contracts

(a)	Section 4.12(a) of the Parent Disclosure Schedules sets forth, as of the date of this Agreement, a true and complete list of each Parent Contract (as defined below). “Parent Contract” means any Contract to which Parent or any Parent Subsidiary is a party that:

(i)	is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(ii)	contains any non-compete or exclusive dealing provision that restricts or limits in any material respect the conduct of the business of Parent or any Parent Subsidiary or any of their Affiliates or that would reasonably be expected to so restrict or limit the conduct of the business of the Surviving Entity or any of its Subsidiaries following the Effective Time;

(iii)	is a Contract relating to indebtedness for borrowed money or the guarantee thereof in an amount in excess of $10,000,000, in each case whether incurred, assumed, guaranteed or secured by any asset of Parent or any Parent Subsidiary (other than deposit liabilities, purchases of federal funds, Federal Home Loan Bank advances, securities sold under agreements to repurchase and trade payables incurred in the ordinary course of business);

(iv)	is a Contract that obligates Parent or any Parent Subsidiary to make payments, whether contingent or otherwise, in excess of $7,500,000 per year;

(v)	relates to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) for which Parent or any Parent Subsidiary has any remaining material obligations; or

(vi)	is a Contract between Parent or any Parent Subsidiary, on the one hand, and any director, executive officer or Affiliate of Parent or any Parent Subsidiary, on the other hand, which has a term of more than one year and is not terminable at will by Parent or any Parent Subsidiary without material cost or penalty.

(b)	Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent, each Parent Contract (i) is valid and binding on Parent or the applicable Parent Subsidiary that is a party thereto and, to the Knowledge of Parent, each other party thereto and (ii) is in full force and effect, except as enforceability may be limited by the Enforceability Exceptions. Neither Parent nor any Parent Subsidiary is in default under any Parent Contract, and, to the Knowledge of Parent, no event has occurred that, with the lapse of time or the giving of notice, or both, would constitute a default by Parent or any Parent Subsidiary under any Parent Contract, except for any such default that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent. True and complete copies of each Parent Contract (including all amendments, waivers and other modifications thereto) have been filed as exhibits to the Parent Reports or otherwise made available to the Company.

(c)	Neither Parent nor any Parent Subsidiary is a party to any Parent Contract with any Governmental Entity, the termination or breach of which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent, other than agreements entered into in the ordinary course of business of the Parent Bank for the provision of banking services.

4.13       Agreements with Regulatory Agencies. Neither Parent nor any Parent Subsidiary is subject to, or has been advised since January 1, 2024 that it is being considered as a candidate to become subject to, any cease and desist order, consent order, written agreement, memorandum of understanding, supervisory letter, commitment letter, board resolution adopted at the request of any Governmental Entity, capital directive, prompt corrective action directive, or any other agreement, arrangement or understanding with, any Governmental Entity that restricts the conduct of the business of Parent or any Parent Subsidiary or in any manner relates to the capital adequacy, credit or risk management policies, its management or business (each, a “Parent Regulatory Agreement”). Neither Parent nor any Parent Subsidiary has been advised since January 1, 2024 by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any Parent Regulatory Agreement.

4.14      State Takeover Laws. The Board of Directors of Parent has taken all action necessary so that no “restricted business combination,” “business combination,” “fair price,” “moratorium,” “control share acquisition” or other antitakeover statute or regulation, including Sections 912 and 913 of the NYBCL, and no antitakeover provision in Parent’s Certificate of Incorporation or By-laws is, or at the Effective Time will be, applicable to Parent, the Company, this Agreement, the Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

4.15      Reorganization. Neither Parent nor any Parent Subsidiary has taken or agreed to take any action, and Parent is not aware of any fact or circumstance, that would prevent or impede, or would reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.16       Parent Information. None of the information supplied or to be supplied by or on behalf of Parent or any Parent Subsidiary for inclusion or incorporation by reference in (a) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at any time the Registration Statement is amended or supplemented or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and (b) the Proxy Statement will, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to the stockholders of the Company or at the time of the Company Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Registration Statement and the Proxy Statement will comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its representatives specifically for inclusion or incorporation by reference therein.

4.17        Taxes and Tax Returns

(a)	Each of Parent and the Parent Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects. Neither Parent nor any Parent Subsidiary is the beneficiary of any extension of time within which to file any Tax Return (other than extensions to file Tax Returns obtained in the ordinary course of business). All material Taxes of Parent and the Parent Subsidiaries (whether or not shown on any Tax Return) that are due have been fully and timely paid or have been adequately reserved against in accordance with GAAP. Each of Parent and the Parent Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party. Neither Parent nor any Parent Subsidiary has any liability for material unpaid Taxes that has not been accrued for or reserved against on the Parent Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, and no material additional Taxes have been assessed, proposed, asserted or, to the Knowledge of Parent, threatened against Parent or any Parent Subsidiary since the Parent Balance Sheet Date other than in the ordinary course of business.

4.18        No Other Representations or Warranties

(a)	Except for the representations and warranties made by Parent in this Article IV (as qualified by the Parent Disclosure Schedules), neither Parent nor any other Person makes any express or implied representation or warranty to the Company or any of its Affiliates or representatives with respect to Parent, any Parent Subsidiary or any of their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding Parent or any Parent Subsidiary furnished or made available to the Company and its representatives, and Parent hereby disclaims any such other representations and warranties. In particular, without limiting the foregoing disclaimer, neither Parent nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Parent, any Parent Subsidiary or any of their respective businesses, or (ii) any oral or written information presented to the Company or any of its Affiliates or representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)	Parent acknowledges and agrees that, except for the representations and warranties made by the Company in Article III (as qualified by the Company Disclosure Schedules), neither the Company nor any other Person has made or is making any express or implied representation or warranty to Parent or any of its Affiliates or representatives with respect to the Company, any Company Subsidiary or any of their respective businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects), or the accuracy or completeness of any information regarding the Company or any Company Subsidiary furnished or made available to Parent and its representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1          Conduct of Business of the Company Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or the earlier termination of this Agreement in accordance with Article VIII (the “Pre-Closing Period”), except as expressly contemplated or permitted by this Agreement, as required by applicable Law or by any Governmental Entity of competent jurisdiction, or as set forth in Section 5.1 of the Company Disclosure Schedule, or with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall, and shall cause each of its Subsidiaries (including Empire State Bank) to:

(a)	conduct its business in the ordinary course of business consistent with past practice in all material respects;

(b)	use commercially reasonable efforts to maintain and preserve intact its business organization, employees, and advantageous business relationships and retain the services of its officers and key employees;

(c)	use commercially reasonable efforts to maintain rights, franchises, licenses, permits, and authorizations of the Company and its Subsidiaries, and;

(d)	take no action that (i) is intended to or would reasonably be expected to adversely affect or delay the ability of any Party to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform the Company’s covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis, or (ii) is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being or becoming not being capable of being satisfied.

5.2            Company Forbearances. During the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement, as required by applicable Law or by any Governmental Entity, or as set forth in Section 5.2 of the Company Disclosure Schedule, without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(a)	incur any indebtedness for borrowed money (other than (1) borrowings from the Federal Home Loan Bank of New York in the ordinary course of business consistent with past practice or as set forth in Section 5.2 of the Company Disclosure Schedule), (2) federal funds purchased and securities sold under agreements to repurchase in the ordinary course of business consistent with past practice, (3) deposits accepted in the ordinary course of business consistent with past practice, and (4) advances, loans, or extensions of credit by Empire State Bank in the ordinary course of business consistent with past practice), or assume, guarantee, endorse, or otherwise as an accommodation become responsible for the obligations of any other Person, if the aggregate amount of all indebtedness so incurred by the Company and its Subsidiaries during the Pre-Closing Period would exceed $500,000;

(b)	except as expressly permitted by this Section 5.2(b):

(i)	adjust, split, combine, subdivide, or reclassify any shares of its capital stock or other equity interests;

(ii)	make, declare, pay, or set a record date for any dividend or any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests (other than dividends paid by any wholly owned Subsidiary of the Company to the Company);

(iii)	grant any stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, phantom equity, or other equity-based awards or interests, or grant any Person any right to acquire any shares of its capital stock or other equity interests; or

(iv)	issue, deliver, sell, pledge, dispose of, encumber, or authorize or propose the issuance, delivery, sale, pledge, disposition, or encumbrance of any shares of its capital stock or other equity interests or any securities or obligations convertible into or exchangeable for any shares of its capital stock or other equity interests, or any rights, warrants, or options to acquire any such shares or other equity interests or any such convertible or exchangeable securities (other than issuances of Company Common Stock upon the exercise of Company Stock Options outstanding as of the date of this Agreement in accordance with their terms as in effect on the date of this Agreement);

(c)	sell, transfer, mortgage, pledge, encumber, or otherwise dispose of or discontinue any of its material assets, deposits, business, or properties, except (1) in the ordinary course of business consistent with past practice, (2) sales of other real estate owned (“OREO”) in the ordinary course of business consistent with past practice, (3) transactions in the investment securities portfolio in the ordinary course of business consistent with past practice, and (4) the granting of Liens in connection with deposits, repurchase agreements, bankers’ acceptances, Federal Home Loan Bank borrowings, and other borrowings in the ordinary course of business consistent with past practice;

(d)	sell, transfer, license, sublicense, assign, abandon, permit to lapse, or otherwise dispose of any material Intellectual Property owned by the Company or any of its Subsidiaries, other than non-exclusive licenses granted in the ordinary course of business consistent with past practice;

(e)	acquire (other than by way of foreclosures of collateral or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted, in each case in the ordinary course of business consistent with past practice) all or any portion of the assets, business, deposits, or properties of any other Person or entity, whether by merger, consolidation, purchase, or otherwise;

(f)	enter into, amend, modify, renew, extend, terminate, waive any material provision of, or assign any rights or claims under, any Material Contract (or any contract that would be a Material Contract if entered into prior to the date hereof), other than in the ordinary course of business consistent with past practice, or make any change in any instrument or agreement governing the terms of any of its securities, other than in connection with the renewal or replacement of any such instrument or agreement in the ordinary course of business consistent with past practice on substantially equivalent terms;

(g)	except as required by applicable Law, as required under the terms of any Company Benefit Plan as in effect on the date of this Agreement, as required pursuant to Section 6.6 or as set forth in Company Disclosure Schedule Section 5.2(g): (1) establish, adopt, enter into, amend, or terminate any Company Benefit Plan or any arrangement that would be a Company Benefit Plan if in effect on the date of this Agreement; (2) increase the compensation or benefits payable to any director, officer, or employee, except for annual merit increases in base salary for non-officer employees in the ordinary course of business consistent with past practice not to exceed three percent (3%) of such employee’s then-current base salary; (3) grant or pay any bonus or incentive compensation other than in the ordinary course of business consistent with past practice and pursuant to Company Benefit Plans as in effect on the date of this Agreement; (4) accelerate the vesting or payment of any compensation or benefits; (5) enter into, adopt, amend, or terminate any collective bargaining agreement or other agreement with a labor union; (6) hire any new employee at an annual base salary in excess of $100,000 or annualized consulting fee in excess of $150,000, other than to fill a job vacancy or hire a consultant as a result of a job vacancy; or (7) terminate the employment of any employee with an annual base salary in excess of $100,000, other than for cause;

(h)	settle any Action or threatened Action (1) if such settlement involves a payment by the Company or any of its Subsidiaries in excess of $50,000 individually or $100,000 in the aggregate (net of insurance proceeds reasonably expected to be received), (2) if such settlement would impose any material restriction on the business or operations of the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Entity or any of its Affiliates), or (3) if such settlement involves the admission of wrongdoing or violation of Law by the Company or any of its Subsidiaries;

(i)	amend the Company Charter Documents (including the Articles of Incorporation and Bylaws of the Company) or the charter documents (including the Organization Certificate and Bylaws) of Empire State Bank or any of the Company’s other Subsidiaries, except as required by applicable Law;

(j)	merge or consolidate with any other Person, or restructure, reorganize, or completely or partially liquidate or dissolve, or adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization of the Company or any of its Subsidiaries (other than the Merger);

(k)	materially restructure or materially change the investment securities portfolio of the Company or Empire State Bank or the manner in which such portfolio is classified or reported, including the designation of securities as held-to-maturity, available-for-sale, or trading, other than in the ordinary course of business consistent with past practice and in accordance with the Company’s existing investment policies as in effect on the date of this Agreement;

(l)	implement or adopt any change in its accounting methods, principles, or practices, except as required by changes in GAAP or applicable regulatory accounting requirements, as concurred in by the Company’s independent registered public accounting firm;

(m)	enter into any new material line of business or change in any material respect its lending, investment, risk and asset/liability management, interest rate risk, or other material banking or operating policies, except as required by applicable Law or any Governmental Entity; provided, except to satisfy contractual obligations existing as of the date hereof and, except as set forth on Company Disclosure Schedule Section 5.2(m), make, renew, increase, extend, modify or purchase any Loan, in an amount in excess of (i) $1.5 million for a commercial real estate loan (including a SBA 504 loan), (ii) $500,000 for a commercial and industrial loan, (iii) $250,000 for a SBA 7(a) loan, (iv) any loan secured by an office building, and (v) any multi-family or commercial real estate loan which have any rent regulated units. Notwithstanding the foregoing, the Company and Empire State Bank can make, renew, modify, or enter into loans that exceed the foregoing dollar limitation to the extent the Company provides Parent in writing a complete loan package for such loan and Parent does not object to such loan within two (2) Business Days of receipt of such written notice;

(n)	make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than expenditures necessary to maintain existing assets in good repair or as required by applicable Law or any Governmental Entity;

(o)	make, change, or revoke any material Tax election, change any annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement relating to a material amount of Taxes, settle or compromise any claim, notice, audit report, or assessment in respect of material Taxes, surrender any material right to claim a refund of material Taxes, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or take or fail to take any action that would reasonably be expected to cause the Company or any of its Subsidiaries to be required to include a material item of income in, or to exclude a material item of deduction from, taxable income for any Tax period (or portion of a Tax period) ending after the Closing Date;

(p)	open, close, relocate, or materially alter the operations of any branch office, loan production office, automated teller machine, or other banking facility, except as required by any Governmental Entity or as set forth in Section 5.2(p) of the Company Disclosure Schedule;

(q)	materially reduce the amount of insurance coverage provided by existing insurance policies of the Company or any of its Subsidiaries, or fail to use commercially reasonable efforts to maintain in effect insurance policies providing coverage equivalent to the coverage provided by insurance policies of the Company and its Subsidiaries as of the date of this Agreement;

(r)	knowingly take or fail to take any action that would cause the material lapse, expiration, or termination of any material Permit held by the Company or any of its Subsidiaries, except in the ordinary course of business consistent with past practice;

(s)	securitize any loans, or sell or purchase any loan participation or pool of loans, in any single transaction or series of related transactions in excess of $500,000 in the aggregate, other than sales of residential mortgage loans or the guaranteed portions of SBA loans in the ordinary course of business consistent with past practice (subject to Parent’s review of SBA guarantee-related documentation prior to such sale);

(t)	knowingly take or fail to take any action that would, or would reasonably be expected to, prevent, impair, or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(u)	enter into any new Derivative Contract, or amend, modify, restructure, or terminate any existing Derivative Contract, other than in the ordinary course of business consistent with past practice and the Company’s existing risk management policies;

(v)	purchase any bank-owned life insurance (BOLI) policy or increase coverage under any existing BOLI policy, other than in the ordinary course of business consistent with past practice;

(w)	waive, release, or assign any material right or claim, other than in the ordinary course of business consistent with past practice; or

(x)	agree to, or make any commitment to, take any of the actions prohibited by this Section 5.2.

5.3         Parent Forbearances. During the Pre-Closing Period, except as expressly contemplated or permitted by this Agreement, as required by applicable Law or by any Governmental Entity, or as set forth in Section 5.3 of the Parent Disclosure Schedule, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned, or delayed), Parent shall not, and shall not permit any of its Subsidiaries (including Dime Commercial Bank) to:

(a)	amend the Parent Charter Documents (including the Certificate of Incorporation and Bylaws of Parent) or the charter documents (including the Organization Certificate and Bylaws) of Dime Commercial Bank or any other Parent Subsidiary in any manner that would adversely affect in any material respect the economic benefits of the Merger to the holders of Company Common Stock, including any amendment that would alter or change the powers, preferences, or special rights of the Parent Common Stock so as to affect them adversely in any material respect;

(b)	other than pursuant to the exercise, vesting, or settlement of Parent equity awards outstanding as of the date of this Agreement, or the issuance of equity awards in the ordinary course of business consistent with past practice under any Parent Benefit Plan, take any action with respect to, or make any change in, the capital stock of Parent (whether by stock dividend, split, recombination, reclassification, or otherwise) that would have a material adverse effect on the holders of Company Common Stock in connection with the Merger or in a manner that would reduce the value of the Merger Consideration payable to the holders of Company Common Stock; provided that Parent shall be permitted to issue shares of Parent Common Stock or Parent preferred stock or securities convertible into or exercisable for shares of Parent Common Stock or Parent preferred stock, so long as such issuance does not prevent, materially delay, or materially impair the consummation of the Merger or the other transactions contemplated by this Agreement;

(c)	knowingly take or fail to take any action that would, or would reasonably be expected to, prevent, impair, or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; or

(d)	agree to, or make any commitment to, take any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1            Regulatory Matters

(a)	S-4/Proxy Statement. As promptly as practicable after the date of this Agreement (and in any event within forty-five (45) days after the date hereof), Parent and the Company shall jointly prepare and file with the SEC the S-4, in which the Proxy Statement shall be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parent Common Stock to be issued to the holders of Company Common Stock pursuant to the Merger. Each of Parent and the Company shall use commercially reasonable efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and the Company shall thereafter mail or deliver the Proxy Statement to the stockholders of the Company as promptly as practicable. Parent shall also use commercially reasonable efforts to obtain all necessary state securities law or Blue Sky permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each of Parent and the Company shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the S-4 or the Proxy Statement and shall supply the other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the S-4 or the Proxy Statement. Each of Parent and the Company shall use commercially reasonable efforts to resolve all SEC comments with respect to the S-4 and the Proxy Statement as promptly as practicable after receipt thereof. Notwithstanding any other provision herein to the contrary, no amendment or supplement to the S-4 or the Proxy Statement shall be made without the prior consent of each of Parent and the Company, which consent shall not be unreasonably withheld, conditioned, or delayed. Each of Parent and the Company shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the S-4, the issuance of any stop order relating thereto, or the suspension of the qualification of the shares of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, and Parent and the Company shall each use commercially reasonable efforts to have any such stop order or suspension lifted, reversed, or otherwise terminated. Parent and the Company shall each use commercially reasonable efforts to cause the S-4 to be declared effective under the Securities Act as promptly as practicable after filing thereof and to keep the S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated hereby.

(b)	Regulatory Applications. Each of Parent, Parent Bank, the Company, and Company Bank shall cooperate with each other and use commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions, and filings, and to obtain as promptly as practicable all Requisite Regulatory Approvals, and any other approvals, consents, registrations, permits, or authorizations of other Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger (collectively, the “Requisite Regulatory Approvals”). Each of Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement (subject to applicable Laws relating to the exchange of information). The Company and Parent shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers, and stockholders, and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of either party or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Parent and the Company shall each file, or cause to be filed, as promptly as practicable after the date of this Agreement (and in any event within forty-five (45) days after the date hereof), all applications, notices, petitions, and filings required to obtain the Requisite Regulatory Approvals.

(c)	Commercially Reasonable Efforts. Each of Parent and the Company shall use commercially reasonable efforts to:

(i)	take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper, or advisable to consummate and make effective the transactions contemplated by this Agreement, including the Merger and the Bank Merger, as promptly as practicable, including, without limitation, the preparation and filing of all forms, registrations, and notices required to be filed to consummate the transactions contemplated hereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions, or waivers by any Governmental Entity;

(ii)	satisfy or cause to be satisfied the conditions to Closing set forth in Article VII;

(iii)	defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed; and

(iv)	execute and deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(d)	Regulatory Information. The parties shall promptly furnish each other with copies of written communications received by them or any of their Subsidiaries from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated by this Agreement (subject to applicable Laws relating to the exchange of information and subject to removal of information as necessary to address reasonable privilege or confidentiality concerns).

(e)	Materially Burdensome Regulatory Condition. Notwithstanding anything herein to the contrary, nothing in this Agreement shall require, or be construed to require, Parent, Parent Bank, or any of their respective Subsidiaries or Affiliates to take, or agree to take, any action, or agree to any condition or restriction, in connection with obtaining any of the Requisite Regulatory Approvals, that would reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries, taken as a whole (after giving effect to the Merger and the Bank Merger), measured on a scale relative to the Company and its Subsidiaries, taken as a whole (a “Materially Burdensome Regulatory Condition”).

6.2            Access to Information; Confidentiality

(a)	Access. Upon reasonable prior notice and subject to applicable Laws, for the purpose of preparing for the Merger, the Bank Merger, and the other matters contemplated by this Agreement, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and to Parent’s officers, employees, accountants, counsel, financial advisors, and other Representatives, reasonable access, during normal business hours during the period prior to the earlier of the Effective Time and the termination of this Agreement, to all their respective properties, books, contracts, commitments, personnel, information technology systems, and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, make available to Parent all information concerning its business, properties, and personnel as Parent may reasonably request for the purpose of preparing for the Merger, the Bank Merger, and the other matters contemplated by this Agreement; provided, that the Company may restrict access to the extent that (i) any Law applicable to the Company requires the Company or any of its Subsidiaries to restrict or prohibit access to any such properties or information, (ii) disclosure of such information to Parent would violate any agreement to which the Company or any of its Subsidiaries is a party, (iii) disclosure of such information would result in the loss of attorney-client privilege (so long as the Company shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in the loss of such privilege), (iv) disclosure of such information would violate or prejudice the rights of the Company’s or its subsidiaries’ customers, or (v) the Company’s Board of Directors determines in good faith, after consultation with the Company’s outside counsel, that such access or disclosure would be reasonably likely to be inconsistent with the Company’s obligations under applicable Law. All information exchanged pursuant to this Section 6.2 shall be subject to the Confidentiality Agreement.

(b)	Confidentiality Agreement. The parties acknowledge that the information being provided in connection with this Agreement and the transactions contemplated hereby is subject to the terms of the Confidentiality Agreement, dated March 19, 2025, between Parent and the Company (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference.

(c)	No Effect on Representations and Warranties. No investigation by either of the parties or their respective Representatives shall affect or be deemed to modify or waive the representations, warranties, covenants, and agreements of the other party set forth herein. Nothing contained in this Section 6.2 shall give either party or any of their respective Subsidiaries, directly or indirectly, the right to control or direct the other party’s or any of its Subsidiaries’ operations prior to the Effective Time.

6.3          Stockholder Approval

(a)	Company Meeting. The Company shall, as promptly as practicable following the date on which the S-4 is declared effective under the Securities Act, duly call, give notice of, convene, and hold a meeting of its stockholders (the “Company Meeting”) for the purpose of obtaining the approval of this Agreement and the transactions contemplated hereby by its stockholders (the “Company Stockholder Approval”). Subject to Section 6.3(c), the Company, acting through the Company’s Board of Directors, shall include in the Proxy Statement the recommendation of the Company’s Board of Directors that the stockholders of the Company vote in favor of the approval of this Agreement and the transactions contemplated hereby (together with any related proposals recommended by the Board of Directors of the Company) (the “Company Board Recommendation”), and the Company shall use commercially reasonable efforts to obtain the Company Stockholder Approval.

(b)	Company Board Recommendation. Except as permitted by Section 6.3(c), neither the Board of Directors of the Company nor any committee thereof shall (i) withhold, withdraw, qualify, or modify, or publicly propose or resolve to withhold, withdraw, qualify, or modify, in a manner adverse to Parent, the Company Board Recommendation, (ii) fail to include the Company Board Recommendation in the Proxy Statement, (iii) approve, recommend, or declare advisable, or publicly propose to approve, recommend, or declare advisable, any Acquisition Proposal, or (iv) resolve, agree, or publicly propose to take any of the foregoing actions (any action described in clauses (i) through (iv) of this Section 6.3(b) being referred to as a “Recommendation Change”).

(c)	Recommendation Change Procedures. Notwithstanding anything to the contrary in this Agreement, the Board of Directors of the Company may, at any time prior to the receipt of the Company Stockholder Approval, effect a Recommendation Change if:

(i)	an Acquisition Proposal that did not result from a breach of Section 6.11 is made and not withdrawn and the Board of Directors of the Company concludes in good faith, after consultation with the Company’s outside legal counsel and independent financial advisor, that such Acquisition Proposal constitutes a Superior Proposal, and the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make a Recommendation Change in response to such Superior Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law;

(ii)	the Company has given Parent written notice (a “Section 6.3(c) Notice”) at least three (3) Business Days prior to effecting such Recommendation Change advising Parent that the Board of Directors of the Company intends to effect such Recommendation Change and specifying in reasonable detail the reasons therefor and, in the case of a Superior Proposal, providing a copy of the relevant Acquisition Proposal (including the material terms and conditions thereof and the identity of the Person making such Acquisition Proposal and copies of all relevant proposed transaction agreements and other material documents);

(iii)	at the end of such three (3) Business Day notice period, the Board of Directors of the Company shall have considered in good faith any changes or revisions to this Agreement proposed by Parent in writing during such notice period and shall have determined in good faith, after consultation with the Company’s outside legal counsel and independent financial advisor, that the Acquisition Proposal giving rise to the proposed Recommendation Change continues to constitute a Superior Proposal (after taking into account any changes or revisions to this Agreement proposed in writing by Parent) and that the failure to effect such Recommendation Change would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law; and

(iv)	in the event of any material amendment or material modification to the terms of such Acquisition Proposal, the Company shall have delivered to Parent a new Section 6.3(c) Notice and shall have complied with the requirements of this Section 6.3(c) with respect to such amended or modified Acquisition Proposal (except that the notice period referred to in clause (ii) above shall be two (2) Business Days rather than three (3) Business Days).

(d)	Adjournment. The Company may adjourn or postpone the Company Meeting (i) with the consent of Parent (such consent not to be unreasonably withheld, conditioned, or delayed), (ii) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders within a reasonable amount of time in advance of the Company Meeting, (iii) if, as of the time for which the Company Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting, or (iv) if the Company is required to adjourn or postpone the Company Meeting by applicable Law. In the event that the Company Meeting is adjourned or postponed, the Company shall use commercially reasonable efforts to hold the Company Meeting as promptly as reasonably practicable following such adjournment or postponement.

6.4          Legal Conditions to Merger. Each of Parent and the Company shall use commercially reasonable efforts to (a) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper, or advisable under applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Merger and the other transactions contemplated by this Agreement, including (i) obtaining all necessary actions or non-actions, waivers, consents, and approvals from Governmental Entities and making all necessary registrations and filings (including filings with Governmental Entities, if any), (ii) obtaining all necessary consents, approvals, or waivers from third parties, (iii) defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated by this Agreement, and (b) to fulfill all conditions to Closing set forth in Article VII; provided, however, that nothing in this Section 6.4 shall require, or be construed to require, Parent, Parent Bank, or any of their respective Subsidiaries or Affiliates to agree to a Materially Burdensome Regulatory Condition.

6.5         Stock Exchange Listing. Parent shall use commercially reasonable efforts to cause the shares of Parent Common Stock to be issued in the Merger and the shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE (subject to official notice of issuance) prior to the Effective Time. The Company shall cooperate with Parent as reasonably requested by Parent with respect to such listing application.

6.6          Employee Matters

(a)	Continuing Employees. From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation or its applicable Subsidiary to, provide each employee of the Company or any Company Subsidiary who continues in the employment of Parent, the Surviving Corporation, Parent Bank, or any of their respective Subsidiaries following the Effective Time (each, a “Continuing Employee”) during the period commencing at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), with a base salary or hourly wage rate, as applicable, that are, in each case, substantially comparable in the aggregate to the base salaries and wages provided to similarly situated employees of Parent and Parent Bank; provided that Parent may satisfy its obligation under this Section 6.6(a) by providing or causing the Surviving Corporation to provide such Continuing Employees with base salaries and wages that are no less than the base salaries and wages provided by Company or Company Bank to such Continuing Employees immediately prior to the Effective Time.

(b)	Employee Benefits. Except as otherwise set forth in this Section 6.6(b), during the Continuation Period, Parent shall or shall cause the Surviving Entity to provide the Continuing Employees, while employed by the Surviving Entity or its Subsidiaries after the Effective Time, with employee benefits and health insurance that are substantially similar in the aggregate to the employee benefits and health insurance provided to similarly situated employees of Parent and its Subsidiaries, provided that, for purposes of this Section 6.6(b), employee benefits shall not include any defined benefit pension plan; provided further that until such time as Parent fully integrates Continuing Employees into its plans, Parent may satisfy its obligation under this Section 6.6(b) by providing or causing the Surviving Entity to provide such Continuing Employees with employee benefits and health insurance that are substantially comparable in the aggregate to the employee benefits and health insurance provided by Company or its Subsidiaries to such Continuing Employees immediately prior to the Effective Time.

(c)	Service Credit; Eligibility. With respect to any employee benefit plans of Parent or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “New Plans”), Parent shall or shall cause the Surviving Entity to use commercially reasonable best efforts to: (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such Continuing Employees and their eligible dependents under any New Plans, except to the extent such pre-existing conditions, exclusions or waiting periods would apply under the analogous Company Benefit Plan, (ii) provide each such Continuing Employee and their eligible dependents with credit for any co-payments and deductibles paid during the year in which the Closing Date occurs prior to the Effective Time under a Company Benefit Plan (to the same extent that such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Plans, and (iii) recognize all service of such Continuing Employees with Company and its Subsidiaries for all purposes in any New Plan to the same extent that such service was taken into account under the analogous Company Benefit Plan prior to the Effective Time; provided that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of services, (B) for purposes of any defined benefit pension plan or benefit plan that provides retiree welfare benefits, or (C) to any benefit plan that is a frozen plan or provides grandfathered benefits. Notwithstanding the foregoing, to the extent years of service is used to determine paid time off leave or any other type of paid leave provided by the Parent or Surviving Entity, Continuing Employees shall be given prior service credit for years of service with the Company and its Subsidiaries to the extent this would not result in duplication of benefits.

(d)	401(k) Plan. Unless otherwise agreed between Parent and Company, no later than ten (10) days prior to the Closing Date, effective as of the date immediately preceding the Closing Date and contingent upon the consummation of the Merger, Company shall terminate the Company Bank 401(k) Plan (the “Company 401(k) Plan”). Company shall take (or cause to be taken) all actions that are necessary or appropriate to fully vest each Continuing Employee in his or her account balance under the Company 401(k) Plan effective as of the Closing Date. At least ten (10) days prior to the Closing Date, Company shall provide Parent with resolutions adopted by Company’s Board of Directors terminating the Company 401(k) Plan as of the date immediately preceding the Closing Date, the form and substance of which shall be subject to the prior written approval of Parent, which will not be unreasonably withheld. Continuing Employees shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Parent or one of its Subsidiaries (“Parent 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Parent and Company shall take any and all actions as may be required, including amendments to any Parent 401(k) Plan, to permit the Continuing Employees who are then actively employed to make rollover contributions to the Parent 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code), in the form of cash, in kind benefits (if permitted by the Parent 401(k) Plan), outstanding participant loans (if permitted by the Parent 401(k) Plan) or a combination thereof. In order to effectuate a Continuing Employee’s participation in the Parent 401(k) Plan as of the Effective Time, the Parent and Company will amend the Parent 401(k) Plan, as necessary, to give prior service credit for purposes of eligibility and vesting under the Parent 401(k) Plan.

(e)	Severance. To each eligible Continuing Employee who is not covered by an employment, change in control or similar agreement or plan which provides for severance or similar payments whose employment is terminated without “Cause” or for “Good Reason” (as defined in Company Disclosure Schedule 6.6(e) on or within six (6) months following the Closing Date, Parent shall or shall cause the Surviving Entity to provide severance benefits provided under Section 6.6(e) of the Parent Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims in the form included in Parent Disclosure Schedule 6.6(e). In the event a Continuing Employee is terminated without Cause after the first anniversary of the Effective Time, the Continuing Employee will be eligible to receive severance under the terms and conditions of the Parent severance policy with prior service credit for employment with the Company and Subsidiaries.

(f)	Establishment of a Cash Retention Bonus Pool. Immediately following the execution of this Agreement, the Company and Parent shall establish a cash retention bonus pool in an amount disclosed in Company Disclosure Schedule 6.6(f).

(g)	Employment and Change in Control Agreements. From and after the Effective Time, Parent shall assume and honor all employment agreements and change in control agreements that Company and any Company Subsidiary have with their current and former officers, directors and employees as listed in Section 6.6(g) of the Company Disclosure Schedule, in each case in accordance with their terms as in effect immediately prior to the Effective Time.

(h)	New Agreements. As of the date of this Agreement, Parent and Company will enter into a settlement and restrictive covenant agreement with each of Philip Guarnieri and Thomas Sperzel in the forms set forth under Section 6.7(g) of the Parent Disclosure Schedule, which will be signed and dated by the parties on the same date this Agreement is executed, and which will provide for the termination of each individual’s employment agreement with the Company and a corresponding payment in connection with the termination of such employment agreement. In addition, Philip Guarnieri’s settlement and restrictive covenant agreement will include the terms of continued employment with the Parent for two years following the Closing Date.

(i)	Employee Communications. The Company shall cooperate and consult with Parent regarding the content and timing of all communications with the employees of the Company and its Subsidiaries relating to the Merger and the employee benefit plan and compensation matters contemplated by this Section 6.6, and the Company agrees that no such communication shall be made without the prior review and reasonable approval of Parent.

(j)	No Third-Party Beneficiary; No Amendment Limitation. Nothing contained in this Section 6.6 shall be construed as (i) creating any third-party beneficiary rights in any employee, former employee, or other service provider of the Company or any Company Subsidiary, or any beneficiary or dependent thereof, with respect to the compensation, terms and conditions of employment, and benefits that may be provided to any Continuing Employee by Parent, the Surviving Corporation, Parent Bank, or any of their respective Subsidiaries, or with respect to any other matter, (ii) an amendment to any employee benefit plan, or (iii) limiting the right of Parent, the Surviving Corporation, Parent Bank, or any of their respective Subsidiaries to amend, modify, or terminate any employee benefit plan at any time after the Effective Time.

6.7            Indemnification; Directors’ and Officers’ Insurance

(a)	Indemnification Obligations. From and after the Effective Time, Parent and the Surviving Corporation shall, jointly and severally, indemnify, defend, and hold harmless the present and former directors and officers of the Company and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Indemnified Parties”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, or liabilities incurred in connection with any threatened or actual claim, action, suit, proceeding, or investigation, whether civil, criminal, administrative, or investigative (an “Indemnified Liability”), whether arising before or after the Effective Time, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), to the fullest extent that the Company or any of its Subsidiaries would have been permitted under applicable Law, the NYBCL, the Company’s or any of its Subsidiaries’ Organizational Documents, and any indemnification agreement, in each case as in effect on the date hereof, to indemnify such Person (and Parent and the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided, that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a final, non-appealable judicial determination that such Indemnified Party is not entitled to indemnification). Parent shall cause the Surviving Corporation to maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Surviving Corporation’s former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions in the Organizational Documents of the Company as in effect immediately prior to the Effective Time, and Parent shall not permit the Surviving Corporation to amend, repeal, or otherwise modify any such provisions in any manner that would adversely affect the rights of those Persons thereunder, in each case, for a period of six (6) years following the Effective Time.

(b)	Directors’ and Officers’ Insurance. For a period of six (6) years after the Effective Time, Parent shall either cause to be maintained in effect the current policies of directors’ and officers’ liability insurance and fiduciary liability insurance maintained by the Company (the “Company D&O Insurance”) with respect to claims arising from facts or events that occurred at or before the Effective Time (including the transactions contemplated by this Agreement), or cause to be provided substitute policies of at least the same coverage containing terms and conditions that are no less favorable to the Indemnified Parties, in each case with respect to claims arising from facts or events that occurred at or before the Effective Time (including the transactions contemplated by this Agreement); provided, that in no event shall Parent or the Surviving Corporation be required to expend pursuant to this Section 6.7(b) an annual premium in excess of two hundred-fifty percent (250%) of the last annual premium paid by the Company prior to the date of this Agreement for such coverage (the “Premium Cap”), and if the cost of such insurance or substitute coverage exceeds the Premium Cap, then Parent shall obtain a policy with the greatest coverage available for a cost not exceeding the Premium Cap.

(c)	Successors and Assigns. The rights of each Indemnified Party under this Section 6.7 shall be in addition to any rights such individual may have under the Organizational Documents of the Company or any of its Subsidiaries, under the NYBCL, or under any applicable contract or Law. The provisions of this Section 6.7 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and personal representatives, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise. In the event that Parent, the Surviving Corporation, or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 6.7.

6.8          Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title, and possession to all assets, property, rights, privileges, powers, and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub shall take all such lawful and necessary action, including the execution and delivery of such assignments, deeds, bills of sale, and other instruments of transfer or assurance, as reasonably requested by Parent to vest in the Surviving Corporation all right, title, and interest of the Company and Merger Sub in and to such assets, property, rights, privileges, powers, and franchises.

6.9          Advice of Changes. Each of Parent and the Company shall promptly advise the other party of (a) any representation or warranty made by it in this Agreement that is qualified as to materiality becoming untrue or inaccurate in any respect or any such representation or warranty that is not so qualified becoming untrue or inaccurate in any material respect, (b) the failure by it to comply with or satisfy in any material respect any covenant, condition, or agreement to be complied with or satisfied by it under this Agreement, and (c) any change, event, or circumstance that would reasonably be expected to make the timely satisfaction of any of the conditions set forth in Article VII impossible or unlikely; provided, however, that no such notification shall affect the representations, warranties, covenants, or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

6.10      Stockholder Litigation. The Company shall (a) give Parent the opportunity to participate in the defense or settlement of any litigation against the Company and/or its directors relating to the transactions contemplated by this Agreement, (b) consult with Parent regarding the defense or settlement of any such litigation, and (c) not agree to settle any such litigation without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned, or delayed). The Company shall promptly notify Parent of any such litigation threatened or brought against the Company and/or any of its directors or officers in connection with the transactions contemplated by this Agreement.

6.11       Acquisition Proposals

(a)	No-Shop. The Company shall not, and shall not permit its Subsidiaries and its and their respective directors, officers, employees, agents, advisors, and other Representatives (collectively, “Representatives”) to, directly or indirectly, (i) initiate, solicit, or knowingly encourage (including by way of furnishing nonpublic information) any inquiries or proposals that constitute, or would reasonably be expected to lead to, an Acquisition Proposal, (ii) engage or participate in any negotiations with any Person concerning any Acquisition Proposal, (iii) provide any nonpublic information or data to any Person relating to an Acquisition Proposal or afford access to the properties, books, or records of the Company or any Company Subsidiary to any Person in connection with an Acquisition Proposal, (iv) approve, endorse, recommend, or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement, share exchange agreement, option agreement, or other similar agreement relating to an Acquisition Proposal (each, an “Alternative Acquisition Agreement”), or (v) resolve, propose, or agree to do any of the foregoing. The Company shall, and shall cause its Subsidiaries and their respective Representatives to, immediately cease and cause to be terminated any and all existing activities, discussions, or negotiations with any Persons conducted heretofore with respect to any Acquisition Proposal. The Company shall promptly request each Person that has heretofore executed a confidentiality agreement in connection with any Acquisition Proposal to return or destroy all nonpublic information furnished to such Person by or on behalf of the Company or any of its Subsidiaries. The Company shall enforce, and shall not waive, amend, release, or modify, any provision of any standstill agreement or confidentiality agreement to which the Company or any of its Subsidiaries is a party (unless the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law), and shall not fail to enforce any such standstill agreement or confidentiality agreement.

(b)	Fiduciary Out. Notwithstanding Section 6.11(a), if at any time prior to the receipt of the Company Stockholder Approval, the Company receives a bona fide written Acquisition Proposal from any Person that did not result from a breach of this Section 6.11, and the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisor, that such Acquisition Proposal either constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal, and that the failure to take the actions described in clauses (i) and (ii) below with respect to such Acquisition Proposal would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Law, then the Company may, provided, further, that the Company shall promptly notify Parent in writing of the Board of Directors’ determination referred to in this Section 6.11(b) (and in any event within twenty-four (24) hours of such determination):

(i)	furnish nonpublic information with respect to the Company and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives; provided, that (A) all such information has previously been provided to Parent or is provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (B) prior to furnishing any such nonpublic information, the Company receives from such Person an executed confidentiality agreement with terms no less restrictive than those contained in the Confidentiality Agreement; and

(ii)	engage or participate in discussions or negotiations with such Person and its Representatives regarding such Acquisition Proposal.

(c)	Notice. The Company shall promptly (and in any event within twenty-four (24) hours) notify Parent following receipt of any Acquisition Proposal, any inquiry that would reasonably be expected to lead to an Acquisition Proposal, or any request for nonpublic information relating to the Company or any Company Subsidiary by any Person that informs the Company that it is considering making, or has made, an Acquisition Proposal. Such notice shall indicate the identity of the Person making such Acquisition Proposal or inquiry and the material terms and conditions of such Acquisition Proposal or inquiry (including, if applicable, copies of any written proposals or offers, including proposed agreements). The Company shall (i) keep Parent reasonably informed, on a reasonably current basis, of the status and material terms (including any material amendments or modifications) of any such Acquisition Proposal or inquiry, and (ii) promptly (and in any event within twenty-four (24) hours) notify Parent of any determination by the Board of Directors of the Company that an Acquisition Proposal constitutes a Superior Proposal. The Company shall provide Parent with unredacted copies of all written Acquisition Proposals, draft agreements, term sheets, correspondence, and other written materials received by the Company or any of its Representatives in connection with any Acquisition Proposal or inquiry, promptly upon receipt thereof (and in any event within twenty-four (24) hours of receipt). The Company shall promptly (and in any event within twenty-four (24) hours) provide Parent with unredacted copies of any amendments, modifications, or revisions to any previously furnished Acquisition Proposal, draft agreement, term sheet, correspondence, or other written material.

(d)	Compliance. Any material violation of the restrictions set forth in this Section 6.11 by any Representative of the Company or any of its Subsidiaries shall be deemed to be a breach of this Section 6.11 by the Company.

(e)	Definition of Acquisition Proposal. For purposes of this Agreement, “Acquisition Proposal” shall mean any inquiry, proposal, or offer from any Person (other than Parent and its Affiliates) or group (as defined in Section 13(d) of the Exchange Act) relating to, or that would reasonably be expected to lead to, in a single transaction or series of related transactions, any (i) merger, consolidation, business combination, or similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company, (ii) sale, lease, exchange, mortgage, pledge, transfer, or other disposition, directly or indirectly, of assets of the Company or its Subsidiaries representing twenty percent (20%) or more of the consolidated assets of the Company, (iii) issuance, sale, or other disposition (including by way of merger, consolidation, share exchange, or any similar transaction) of Equity Interests representing twenty percent (20%) or more of the voting power of the Company, (iv) tender offer or exchange offer that, if consummated, would result in any Person or group (as defined in Section 13(d) of the Exchange Act) beneficially owning twenty percent (20%) or more of the voting power of the Company, or (v) any combination of the foregoing (in each case, other than the transactions contemplated by this Agreement).

(f)	Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” shall mean a bona fide written Acquisition Proposal (with all percentages in the definition of Acquisition Proposal changed to fifty percent (50%)) that the Board of Directors of the Company determines in good faith, after consultation with the Company’s outside legal counsel and independent financial advisor, and after taking into account all relevant factors (including all the terms and conditions of such proposal, the identity of the Person making such proposal, the likelihood and expected timing of consummation, the expected regulatory treatment, and any revisions to the terms of this Agreement committed to by Parent in response thereto), is more favorable to the stockholders of the Company from a financial point of view than the Merger and the other transactions contemplated by this Agreement and is reasonably capable of being completed on the terms proposed, taking into account all legal, financial, regulatory, and other aspects of such proposal.

(g)	Company Meeting Obligations. Notwithstanding anything to the contrary herein, unless this Agreement has been validly terminated in accordance with its terms, (i) the Company Meeting shall be convened and this Agreement shall be submitted to the stockholders of the Company at the Company Meeting for the purpose of voting on the approval and adoption of this Agreement, and nothing contained herein shall be deemed to relieve the Company of such obligations, and (ii) the Company shall not submit to the vote of its stockholders any Acquisition Proposal or any transaction contemplated thereby. For the avoidance of doubt, the obligation of the Company to hold the Company Meeting and submit this Agreement to the Company’s stockholders shall not be affected by any Recommendation Change.

6.12            Public Announcements. The Company and Parent shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, by court process, or by obligations pursuant to any listing agreement with the NYSE, in which case the party required to make the release or statement shall use commercially reasonable efforts to consult with the other party in advance of making such release or public statement.

6.13            Change of Method. Parent may at any time change the method or structure of effecting the combination of Parent and the Company (including the provisions of Article I); provided, that no such change shall (a) alter or change the amount or kind of consideration to be issued to holders of shares of Company Common Stock as provided for in this Agreement, (b) adversely affect the Tax treatment of the Company’s stockholders as a result of receiving the Merger Consideration, (c) adversely affect the Tax treatment of the Company, or (d) reasonably be expected to materially impede or delay receipt of any Requisite Regulatory Approval or the consummation of the transactions contemplated by this Agreement.

6.14            Restructuring Efforts. If either party reasonably determines that the Merger, the Bank Merger, or both may not qualify as a “reorganization” within the meaning of Section 368(a) of the Code, such party shall promptly notify the other party and the parties shall use commercially reasonable efforts to cause the Merger and the Bank Merger to so qualify (including by restructuring the transactions as appropriate), to the extent such restructuring is consistent with the other terms of this Agreement and would not adversely affect either party or its stockholders in any material respect.

6.15            No Control of Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or any of its Subsidiaries’ operations prior to the Effective Time, and nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct Parent’s or any of its Subsidiaries’ operations. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

6.16            Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

6.17            Tax Cooperation. Each of Parent and the Company shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code and shall not take, and shall not permit any of their respective Subsidiaries to take, any action that would reasonably be expected to cause the Merger to fail to so qualify. Each of Parent and the Company shall cooperate with the other party and its counsel in connection with any opinion of counsel required under Section 7.2(d) or Section 7.3(c) of this Agreement, including providing, and causing their respective officers to provide, any certificates reasonably requested by counsel for purposes of rendering such opinion. Each party shall use commercially reasonable efforts to obtain the opinion described in Section 7.2(d) and Section 7.3(c), including by executing and delivering such Tax representation letters as are customarily provided in connection with such opinions and as may be reasonably requested by the applicable Tax counsel. Neither Parent nor the Company shall take any action, or fail to take any action, that would reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

6.18            Third-Party Consents and Agreements

(a)	Consents. Each of the Company and Parent shall use commercially reasonable efforts to obtain any consents, waivers, and approvals under any of its or its Subsidiaries’ respective contracts required to be obtained in connection with the consummation of the transactions contemplated by this Agreement.

(b)	Data Processing and Conversion. The Company shall use commercially reasonable efforts to cooperate with Parent and Parent Bank in connection with the conversion of the data processing and related electronic informational systems of the Company and Company Bank to the systems used by Parent Bank, including (i) providing Parent and Parent Bank and their Representatives with reasonable access to the Company’s and Company Bank’s data processing and related electronic informational systems and (ii) providing reasonable cooperation and assistance to Parent and Parent Bank in connection with the planning and implementation of any conversion of such systems. The Company shall, and shall cause Company Bank to, enter into such agreements, including data conversion agreements and transition services agreements, as Parent shall reasonably request in connection with such conversion.

(c)	Third-Party Service Provider Agreements. The Company shall cooperate with Parent with respect to any early termination or transition of the Company’s and Company Bank’s agreements with third-party service providers, including data processing providers, to the extent reasonably requested by Parent, and shall take such actions as are reasonably necessary to facilitate the integration of the Company’s and Company Bank’s operations with the operations of Parent and Parent Bank following the Effective Time.

(d)	Integration Cooperation. From and after the date of this Agreement, the Company shall use commercially reasonable efforts to cooperate with Parent in planning for the integration of the business and operations of the Company and its Subsidiaries with those of Parent and its Subsidiaries following the Effective Time, including participating in integration planning meetings, providing information reasonably requested by Parent for integration planning purposes, and taking such other actions as Parent may reasonably request; provided, that no such cooperation shall unreasonably interfere with the ongoing operations of the Company and its Subsidiaries or require the Company to take any action that would conflict with or violate any applicable Law, any of the Company’s Organizational Documents, or any contract to which the Company or any of its Subsidiaries is a party.

6.19            Treatment of Company Indebtedness. Upon the Effective Time, Parent shall assume the due and punctual performance and observance of the covenants to be performed by the Company under the indentures described in Section 6.19 of the Company Disclosure Schedule, and the due and punctual payment of the principal of (and premium, if any) and interest on, the notes governed thereby. In connection therewith, (i) Parent and the Company shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures and (ii) the Company shall use reasonable best efforts to execute and deliver any officer’s certificates or other documents, and to provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Effective Time.

6.20            Exemption from Liability Under Section 16(b). Assuming that the Company delivers to Parent the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Parent, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time, adopt a resolution consistent with the interpretive guidance of the SEC so that the receipt by any officer or director of the Company who is a covered person of Parent Common Stock in exchange for shares of Company Common Stock, and any other acquisitions of Parent equity securities (including derivative securities) in connection with the Merger and the other transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, shall be an exempt transaction for purposes of Section 16(b) of the Exchange Act pursuant to Rule 16b-3 thereunder. The “Section 16 Information” means information regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider, and the number and description of any other Company equity securities (including derivative securities) held by each such Company Insider, in each case as of a date reasonably proximate to the Effective Time, and such other information as Parent shall reasonably request in order to adopt the resolution contemplated by this Section 6.20.

ARTICLE VII

CONDITIONS PRECEDENT

7.1            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party to effect the Merger and the other transactions contemplated hereby shall be subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)	Stockholder Approval. The Requisite Company Vote shall have been obtained in accordance with applicable Law and the articles of incorporation and bylaws of the Company.

(b)	NYSE Listing. The shares of Parent Common Stock to be issued in the Merger shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)	Regulatory Approvals. All Requisite Regulatory Approvals from the Board of Governors of the Federal Reserve System (the “Federal Reserve”) and the New York Department of Financial Services (“NYDFS”) shall have been obtained and shall remain in full force and effect, all statutory waiting periods in respect thereof shall have expired or been terminated, and no such Requisite Regulatory Approval shall contain, include, or impose, and no related order, decree or condition of any Governmental Entity shall have imposed, terms or conditions that constitute a Materially Burdensome Regulatory Condition.

(d)	S-4 Effectiveness. The registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) by Parent in connection with the issuance of shares of Parent Common Stock in the Merger (the “S-4”) shall have become effective under the Securities Act of 1933, as amended (the “Securities Act”), and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)	No Injunctions or Restraints. No order, injunction, decree or judgment issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (each, a “Restraint”) shall be in effect that prevents or makes illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement.

7.2            Conditions to Obligations of Parent. The obligation of Parent to effect the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b)	Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company at or prior to the Effective Time.

(c)	Tax Opinion. Parent shall have received a written opinion from Luse Gorman, PC (or, if Luse Gorman, PC is unwilling or unable to issue the opinion, a written opinion of Kilpatrick Townsend & Stockton LLP) , in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to the Company shall be entitled to rely upon representations of officers of Parent and the Company in form and substance reasonably satisfactory to such counsel.

(d)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on the Company.

(e)	Limited Dissenting Shares. Holders of fewer than 10% of the outstanding shares of Company Common Stock shall have perfected their dissenters’ rights in accordance with Section 3-202 of the MGCL.

7.3          Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver (to the extent permitted by applicable Law) on or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Parent set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation or warranty expressly speaks as of a specific date, in which case such representation or warranty shall be true and correct as of such specific date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation or qualification as to “materiality” or “Material Adverse Effect” set forth therein) has not had, and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

(b)	Performance of Obligations of Parent. Parent shall have performed in all material respects all obligations and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent at or prior to the Effective Time.

(c)	Tax Opinion. The Company shall have received a written opinion from Kilpatrick Townsend & Stockton LLP (or, if Kilpatrick Townsend & Stockton LLP is unwilling or unable to issue the opinion, a written opinion of Luse Gorman, PC), in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, substantially to the effect that, on the basis of facts, representations, assumptions and exclusions set forth or referred to in such opinion, the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel to Parent shall be entitled to rely upon representations of officers of Parent and the Company in form and substance reasonably satisfactory to such counsel.

(d)	No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event, change, effect, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect on Parent.

ARTICLE VIII

TERMINATION

8.1            Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval of this Agreement and the transactions contemplated hereby by the stockholders of the Company, as follows:

(a)	Mutual Consent. By mutual written consent of Parent and the Company, if the Board of Directors of each of Parent and the Company so determines by a vote of a majority of the members of its respective entire Board of Directors.

(b)	Termination Date. By either Parent or the Company, if the Merger shall not have been consummated on or before the date that is twelve (12) months after the date of this Agreement (the “Termination Date”); provided, however, that if, as of the Termination Date, all of the conditions set forth in Section 7.1 and Section 7.2 or Section 7.3, as applicable, shall have been satisfied or waived (to the extent permitted by applicable Law) other than the conditions set forth in Section 7.1(c), then the Termination Date shall automatically be extended for an additional six (6) months without any action on the part of any party hereto; provided further, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been a proximate cause of, or resulted in, the failure of the Merger to be consummated by the Termination Date.

(c)	Restraint. By either Parent or the Company, if any Restraint having the effect set forth in Section 7.1(e) shall be in effect and shall have become final and nonappealable; provided that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose material breach of any representation, warranty, covenant or agreement set forth in this Agreement has been a proximate cause of, or resulted in, such Restraint.

(d)	Company Stockholder Approval Not Obtained. By either Parent or the Company, if the Requisite Company Vote shall not have been obtained at the Company Stockholders’ Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken.

(e)	Company Breach. By Parent, if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of the Company set forth in this Agreement shall have become untrue), which breach or failure to perform or condition (A) would give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) and (B) is incapable of being cured by the Company by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof is given by Parent to the Company; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Parent is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(f)	Parent Breach. By the Company, if Parent shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement (or if any of the representations or warranties of Parent set forth in this Agreement shall have become untrue), which breach or failure to perform or condition (A) would give rise to the failure of a condition set forth in Section 7.3(a) or Section 7.3(b) and (B) is incapable of being cured by Parent by the Termination Date, or if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof is given by the Company to Parent; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if the Company is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement.

(g)	Recommendation Change. By Parent, at any time prior to the receipt of the Requisite Company Vote, if a Recommendation Change shall have occurred.

(h)	Superior Proposal. By the Company, at any time prior to the receipt of the Requisite Company Vote, in order to enter into a definitive agreement with respect to a Superior Proposal; provided that (A) the Company shall have complied in all material respects with the requirements of Section 6.3(b) and Section 6.11 with respect to such Superior Proposal, (B) substantially concurrently with such termination, the Company enters into a definitive agreement with respect to such Superior Proposal, and (C) substantially concurrently with such termination, the Company pays to Parent the Termination Fee required by Section 8.3(b).

8.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent or the Company (or any of their respective directors, officers, employees, agents, representatives, stockholders, Subsidiaries, Affiliates or other Representatives), other than the provisions of this Section 8.2, Section 8.3, Section 9.1, Section 9.5, Section 9.6, Section 9.7, Section 9.8 and Section 9.9 (and any related definitions contained in any such Sections or in Section 9.17), each of which shall survive the termination of this Agreement; provided, however, that no such termination shall relieve any party hereto from any liability or damages (which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs and may include the benefit of the bargain lost by such party, which shall be deemed in such event to be damages of such party) resulting from any willful and material breach of this Agreement prior to such termination.

8.3            Fees and Expenses

(a)	General. Except as otherwise specifically provided herein, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated.

(b)	Company Termination Fee. The Company shall pay to Parent a termination fee equal to $2.363 million (the “Termination Fee”), by wire transfer of immediately available funds, if this Agreement is terminated:

(i)	by Parent pursuant to Section 8.1(g) (Recommendation Change), in which case the Termination Fee shall be paid within two (2) Business Days after the date of such termination;

(ii)	by either Parent or the Company pursuant to Section 8.1(d) (Company Stockholder Approval Not Obtained) or by Parent pursuant to Section 8.1(e) (Company Breach), if at or prior to the time of the Company Stockholders’ Meeting (in the case of a termination pursuant to Section 8.1(d)) or at or prior to the time of such termination (in the case of a termination pursuant to Section 8.1(e)) an Acquisition Proposal shall have been publicly announced or otherwise communicated to the Board of Directors of the Company and not withdrawn, and within twelve (12) months after such termination, the Company or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal (substituting “fifty percent (50%)” for “twenty percent (20%)” in the definition thereof), in which case the Termination Fee shall be paid upon the earlier of entering into such definitive agreement or consummation of such transaction; or

(iii)	by the Company pursuant to Section 8.1(h) (Superior Proposal), in which case the Termination Fee shall be paid substantially concurrently with such termination.

(c)	Sole and Exclusive Remedy. Each of Parent and the Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Parent nor the Company would have entered into this Agreement. The parties hereto agree that if the Termination Fee is paid in accordance with Section 8.3(b), such payment shall be the sole and exclusive remedy of Parent and its Subsidiaries against the Company, its Subsidiaries and their respective former, current and future directors, officers, employees, stockholders, partners, managers, members, Affiliates, agents and Representatives for any and all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount, none of the Company or any of its Subsidiaries or any of their respective former, current and future directors, officers, employees, stockholders, partners, managers, members, Affiliates, agents and Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement; provided, however, that the limitations set forth in this Section 8.3(c) shall not apply in the event of a willful and material breach of this Agreement by the Company prior to such termination.

ARTICLE IX

GENERAL PROVISIONS

9.1            Nonsurvival of Representations and Warranties. None of the representations or warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties hereto which by its terms contemplates performance after the Effective Time.

9.2            Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given (a) on the date of delivery if delivered personally, (b) on the first (1st) Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, (c) on the earlier of confirmed receipt or the fifth (5th) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid, or (d) upon transmission if sent via email (provided that no “bounce back” or similar message of non-delivery is received by the sender), in each case addressed as follows:

(a)	If to Parent or the Surviving Corporation, to:

Dime Commercial Bancshares, Inc.

898 Veterans Memorial Highway, Suite 560

Hauppauge, NY 11788

Attention: Stuart H. Lubow, President and Chief Executive Officer

Email: Stuart.Lubow@dime.com

with a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, DC 20015

Attention: Lawrence Spaccasi, Marc Levy

Email: lspaccasi@luselaw.com, mlevy@luselaw.com

(b)	If to the Company, to:

ES Bancshares, Inc.

1441 South Avenue, Suite 705

Staten Island, NY 10314

Attention: Philip Guarnieri, Chief Executive Officer

Email: pguarnieri@esbna.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue, N.W., Suite 200

Washington, DC 20004

Attention: Edward Olifer, Stephen Donahoe

Email: eolifer@ktslaw.com, sdonahoe@ktslaw.com

or to such other address as the Person to whom notice is given may have previously furnished to the other parties hereto in writing in the manner set forth above.

9.3            Interpretation. When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article, Section, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The word “or” shall not be exclusive. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. Each of the parties hereto has participated in the drafting and negotiation of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if it is drafted by each of the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

9.4            Counterparts. This Agreement may be executed in two (2) or more counterparts (including by facsimile or portable document format (.pdf)), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.5            Entire Agreement. This Agreement (including the documents and instruments referred to herein), together with the following, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof:

(a)	the Confidentiality Agreement;

(b)	the Voting Agreements entered into by certain stockholders of the Company substantially in the form attached hereto as Exhibit A (the “Voting Agreements”); and

(c)	the Company Disclosure Schedule and the Parent Disclosure Schedule delivered in connection herewith (collectively, the “Disclosure Schedules”).

9.6            Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY OTHER STATE, EXCEPT THAT MATTERS RELATING TO THE FIDUCIARY DUTIES OF THE BOARD OF DIRECTORS OF THE COMPANY SHALL BE SUBJECT TO THE LAWS OF THE STATE OF MARYLAND.

9.7            Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.7.

9.8            Jurisdiction; Enforcement. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder, shall be brought and determined exclusively in the courts of the State of New York located in the Borough of Manhattan in New York City and the United States District Court for the Southern District of New York, and each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to serve in accordance with this Section 9.8, (b) any claim that it or its property is exempt or immune from the jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable Law, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

9.9          Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, each of Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution) or making any other public statement, or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby and, except in respect of any press release, public statement or filing made or proposed to be made in connection with a Recommendation Change or a Superior Proposal (in which case the party desiring to make such release or announcement shall use reasonable best efforts to provide the other party with a reasonable opportunity to comment on such release or statement in advance), shall not issue any such press release, have any such communication, make any such other public statement or schedule any such press conference or conference call without the consent of the other party (which shall not be unreasonably withheld, conditioned or delayed); provided, however, that nothing in this Section 9.9 shall prohibit any party from making any release or announcement that may be required by applicable Law, any listing agreement with, or rules and regulations of, the NYSE or any other applicable self-regulatory organization.

9.10         Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

9.11        Third-Party Beneficiaries. Except as provided below, this Agreement is not intended to, and shall not, confer upon any Person other than the parties hereto any rights or remedies under this Agreement:

(a)	The provisions of Section 6.7 (relating to the indemnification of directors and officers of the Company and its Subsidiaries) are intended to be for the benefit of, and shall be enforceable by, each of the Company Indemnified Parties referred to therein, and their respective heirs and personal representatives, each of whom is an intended third-party beneficiary thereof.

(b)	The provisions of Section 6.6 (relating to employee benefits and continuing employees) are intended to be for the benefit of, and shall be enforceable by, the Continuing Employees referred to therein, each of whom is an intended third-party beneficiary thereof; provided, however, that nothing in Section 6.6 or this Section 9.11(b) shall be construed to (i) create any right to employment or continued employment for any specified period of time for any Person, (ii) create any third-party beneficiary rights in any current or former employee, officer, director, consultant or independent contractor of any of the parties hereto (or their dependents or beneficiaries) except as expressly provided therein, or (iii) amend any employee benefit plan.

9.12       Specific Performance. The parties hereto agree that irreparable damage would occur and that the parties hereto would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or any such breach. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the courts described in Section 9.8, without proof of damages or otherwise (and each party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which any party hereto is entitled at law or in equity. The parties hereto further agree that the right of specific performance and other equitable relief is an integral part of the transactions contemplated by this Agreement and without that right, neither Parent nor the Company would have entered into this Agreement.

9.13      Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

9.14        Disclosure Schedules. The Company Disclosure Schedule and the Parent Disclosure Schedule, as applicable, and the information and disclosures contained therein, are intended only to qualify and limit the representations, warranties and covenants of the Company and Parent, respectively, contained in this Agreement. Notwithstanding anything to the contrary contained in the Disclosure Schedules or in this Agreement, the listing (or non-listing) of an item in an applicable section of the Disclosure Schedule shall not be deemed to constitute an acknowledgment by the disclosing party that such item represents a material item, event or circumstance, or that such item has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Matters reflected in such Disclosure Schedule are not necessarily limited to matters required by this Agreement to be reflected in such Disclosure Schedule. Such additional matters are set forth for informational purposes only and do not necessarily include other matters of a similar nature. In no event shall the listing of any item in a Disclosure Schedule be deemed or interpreted to broaden, or otherwise expand the scope of, any representation or warranty contained in this Agreement. Any disclosure made with respect to one section of this Agreement shall be deemed to be disclosed and incorporated by reference into each section of this Agreement to which such disclosure is reasonably apparent on its face.

9.15        Amendment; Waiver

(a)	Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the parties hereto by action taken or authorized by their respective Boards of Directors at any time before or after receipt of the Requisite Company Vote; provided, however, that after receipt of the Requisite Company Vote, no amendment shall be made which by Law requires further approval by the stockholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

(b)	Waiver. At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (iii) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights nor shall any single or partial exercise of any such rights preclude any other or further exercise thereof or the exercise of any other right.

9.16        Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation, or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. Section 261.2(c) and as identified in 12 C.F.R. Section 309.5(g)(8)) of a regulatory authority by any party to this Agreement to the extent prohibited by Applicable Laws. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

9.17         Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a)	“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

(b)	“Business Day” means any day on which banks are not required or authorized to close in New York, New York.

(c)	“Governmental Entity” means any federal, state, local or foreign government, or any court, administrative, regulatory or other governmental agency, commission or authority, or any non-governmental self-regulatory agency, commission or authority, including the Federal Reserve, the NYDFS, the Federal Deposit Insurance Corporation, the SEC and the NYSE.

(d)	“Knowledge” means, with respect to any party hereto, the actual knowledge, after reasonable inquiry of the officers listed in the applicable section of the Disclosure Schedule of such party, of such party as of the date of this Agreement (or, if applicable, as of such other date as may be specified in this Agreement).

(e)	“Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity.

(f)	“Material Adverse Effect” means, with respect to any entity, any event, circumstance, change, effect, development, condition or occurrence that, individually or in the aggregate, (A) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of such entity and its Subsidiaries, taken as a whole, or (B) would or would reasonably be expected to prevent or materially delay the ability of such entity to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, with respect to clause (A) only, “Material Adverse Effect” shall not include any event, circumstance, change, effect, development, condition or occurrence arising out of, resulting from, or attributable to: (i) changes in general economic, regulatory or political conditions or changes in conditions generally affecting the banking or financial services industry; (ii) changes in GAAP or regulatory accounting requirements applicable to banks and their holding companies generally; (iii) changes in Laws or the interpretation thereof; (iv) changes in global, national or regional political conditions, including the outbreak or escalation of hostilities, any act of war, sabotage or terrorism, or any escalation or worsening of any such hostilities, act of war, sabotage or terrorism; (v) earthquakes, hurricanes, floods, pandemics, epidemics or other natural disasters; (vi) changes in the trading price or trading volume of the common stock of such entity (it being understood that the underlying facts giving rise to such change may be taken into account in determining whether a Material Adverse Effect has occurred, unless such underlying facts are otherwise excluded by this definition); (vii) the failure, in and of itself, of such entity to meet any internal or published projections, forecasts, estimates or predictions of revenue, earnings or other financial or operating metrics (it being understood that the underlying facts giving rise to such failure may be taken into account in determining whether a Material Adverse Effect has occurred, unless such underlying facts are otherwise excluded by this definition); (viii) the execution and delivery of this Agreement, the public announcement or pendency of the Merger or the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such entity or any of its Subsidiaries with employees, customers, suppliers, vendors, regulators or partners; or (ix) any action taken by such entity or any of its Subsidiaries that is expressly required or expressly contemplated by this Agreement or that is taken at the written request or with the prior written consent of the other party, including the costs and expenses associated therewith; except, in each case with respect to clauses (i) through (v), to the extent that the effects of such event, circumstance, change, effect, development, condition or occurrence are materially disproportionately adverse to such entity and its Subsidiaries, taken as a whole, as compared to other companies operating in the banking or financial services industry.

(g)	“Materially Burdensome Regulatory Condition” means any term, condition, requirement, limitation, restriction, obligation or prohibition imposed by any Governmental Entity in connection with granting a Requisite Regulatory Approval that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Parent and its Subsidiaries (including the Company and its Subsidiaries after the Effective Time), taken as a whole, assuming for this purpose that Parent and its Subsidiaries (including the Company and its Subsidiaries) are a single entity.

(h)	“Ordinary Course of Business” means, with respect to any Person, the ordinary course of business of such Person consistent with past custom and practice (including with respect to quantity and frequency).

(i)	“Person” means an individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

(j)	“Representative” means, with respect to any Person, such Person’s directors, officers, employees, investment bankers, financial advisors, attorneys, accountants, consultants and other advisors and representatives.

(k)	“Requisite Company Vote” means the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote at the Company Stockholders’ Meeting in favor of the adoption of this Agreement, as required by the NYBCL and the Company’s articles of incorporation and bylaws.

(l)	“Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders and approvals from the Federal Reserve and the NYDFS (and any other Governmental Entity whose approval is required) that are necessary to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger.

(m)	“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof, or (ii) if a partnership, limited liability company, association, joint venture or other business entity, a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association, joint venture or other business entity if such Person is allocated a majority of the gains or losses of such entity or is or controls the managing member or general partner or similar position of such entity.

(n)	“Tax” or “Taxes” means all U.S. federal, state, local and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, intangibles, franchise, backup withholding, value added, alternative or add-on minimum and other taxes, charges, levies or like assessments (including estimated taxes) together with all penalties, interest and additions to tax imposed by a tax authority.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement and Plan of Merger to be executed and delivered by its duly authorized officer as of the date first above written.

DIME COMMERCIAL BANCSHARES, INC.

By:	/s/ Stuart H. Lubow
Name:	Stuart H. Lubow
Title:	President and Chief Executive Officer

ES BANCSHARES, INC.

By:	/s/ Philip Guarnieri
Name:	Philip Guarnieri
Title:	Chief Executive Officer

EXHIBIT A

FORM OF VOTING AGREEMENT

EXHIBIT B

FORM OF BANK MERGER AGREEMENT

BANK MERGER AGREEMENT

This Bank Merger Agreement (this “Agreement”), dated as of October 19, 2026, is made by and between Dime Commercial Bank, a New York state-chartered bank (“Parent Bank”), and Empire State Bank, a New York state-chartered bank (“Company Bank”). Each of Parent Bank and Company Bank may be referred to individually as a “Party,” or together as the “Parties.”

WITNESSETH:

WHEREAS, Parent Bank is a New York state-chartered bank duly organized and validly existing under the laws of the State of New York, with its main office located at 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788 and having branch offices at the locations set forth on Schedule I. As of the date hereof, all the issued and outstanding capital stock of Parent Bank is owned directly by Dime Commercial Bancshares, Inc., a New York corporation (“Parent”);

WHEREAS, Company Bank is a New York state-chartered bank duly organized, validly existing and in good standing under the laws of the State of New York, with its principal office located at 1441 South Avenue, Suite 705, Staten Island, New York 10314, and having branch offices at the locations set forth on Schedule II. As of the date hereof, all the issued and outstanding capital stock of Company Bank is owned directly by ES Bancshares, Inc., a Maryland corporation (“Company”);

WHEREAS, Parent and Company have entered into an Agreement and Plan of Merger, dated as of October 19, 2026 (as amended and/or supplemented from time to time, the “Merger Agreement”), pursuant to which, subject to the terms and conditions thereof, Company will merge with and into Parent (the “Merger”), with Parent as the surviving corporation in the Merger;

WHEREAS, contingent upon the Merger, on the terms and subject to the conditions contained in this Agreement, the Parties intend to effect the merger of Company Bank with and into Parent Bank (the “Bank Merger”), with Parent Bank continuing as the surviving bank (the “Surviving Bank”);

WHEREAS, the Board of Directors of Parent Bank has deemed the Bank Merger advisable and in the best interests of Parent Bank, and has adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby, pursuant to the authority given by and in accordance with the provisions of Article 13 of the New York Banking Law;

WHEREAS, the Board of Directors of Company Bank has deemed the Bank Merger advisable and in the best interests of Company Bank, and has adopted resolutions authorizing and approving the execution and delivery of this Agreement and the transactions contemplated hereby, pursuant to the authority given by and in accordance with the provisions of Article 13 of the New York Banking Law; and

WHEREAS, the sole shareholder of Parent Bank and the sole stockholder of Company Bank have approved this Agreement, the Bank Merger and the principal terms thereof.

NOW, THEREFORE, in consideration of the promises and of the mutual agreements herein contained, the Parties do hereby agree as follows:

ARTICLE I

BANK MERGER

Section 1.01 The Bank Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined below) and pursuant to the New York Banking Law, Company Bank shall be merged with and into Parent Bank in accordance with the provisions of, and with the effects provided in, applicable law. At the Effective Time, the separate existence of Company Bank shall cease, and Parent Bank, as the Surviving Bank, shall continue its existence under the laws of New York. The Surviving Bank shall be responsible for all the liabilities of every kind and description of each of the merging banks existing as of the Effective Time of the Bank Merger, all in accordance with the provisions of the New York Banking Law. Immediately following the Effective Time, the Surviving Bank shall continue to operate the main office and each of the branches of Company Bank existing as of the Effective Time as branches of the Surviving Bank at the officially designated address of each such office or branch and shall continue to operate each of the branches of the Surviving Bank existing at the Effective Time, in each case without limiting the authority under applicable law of Parent Bank or of the Surviving Bank (as applicable) to close, relocate or otherwise make any change regarding any such branch.

Section 1.02 Closing. The closing of the Bank Merger will take place by electronic exchange of documents following the Merger or at such other time and date as is specified by Parent, but in no case prior to the date on which all of the conditions precedent to the consummation of the Bank Merger specified in this Agreement shall have been satisfied or duly waived by the Party or Parties entitled to satisfaction thereof, at such place as is agreed by the Parties.

Section 1.03 Effective Time. On the Closing Date, Parent and the Company shall file such documents required by the New York State Superintendent of Financial Services specifying the Closing Date and effective time of the Bank Merger (the “Effective Time”).

Section 1.04 Organization Certificate and Bylaws of the Surviving Bank. The organization certificate and bylaws of Parent Bank in effect immediately prior to the Effective Time shall be the organization certificate and the bylaws of the Surviving Bank, in each case until amended in accordance with applicable law and the terms thereof.

Section 1.05 Name and Main Office. The name of the Surviving Bank shall be “Dime Commercial Bank” and the main office of the Surviving Bank shall be at 898 Veterans Memorial Highway, Suite 560, Hauppauge, New York 11788.

Section 1.06  Directors and Officers of the Surviving Bank. As of the Effective Time, the directors and officers of the Surviving Bank shall be the persons serving as the directors and officers, respectively, of Parent Bank immediately prior to the Effective Time.

Section 1.07 Tax Treatment. It is the intention of the Parties that the Bank Merger be treated for U.S. federal income tax purposes as a “tax free reorganization” pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended.

ARTICLE II

TREATMENT OF SHARES

Section 2.01 Effect on Company Bank Capital Stock. At the Effective Time, by virtue of the Bank Merger and without any action on the part of the holder of any capital stock of Company Bank, all shares of Company Bank capital stock issued and outstanding shall be automatically cancelled and retired and shall cease to exist, and no cash, new shares of common stock, or other property shall be delivered in exchange therefor.

Section 2.02 Effect on Parent Bank Capital Stock. Each share of Parent Bank capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Bank Merger.

ARTICLE III

CAPITAL STOCK

Section 3.01  From and after the Effective Time, (i) each share of Company Bank Stock issued and outstanding immediately prior to the Effective Time shall be canceled, and (ii) each share of common stock of Parent Bank (“Parent Bank Stock”) issued and outstanding immediately prior to the Effective Time, shall remain issued and outstanding and shall constitute the only shares of capital stock of the Surviving Bank issued and outstanding following consummation of the Bank Merger, until thereafter amended in accordance with applicable law and the Organizational Certificate of the Surviving Bank. No shares of Parent Bank Stock shall be allocated to the sole shareholder of Company Bank in the Bank Merger and no cash shall be paid to the sole shareholder of Company Bank in the Bank Merger.

ARTICLE IV

COVENANTS

Section 4.01 If at any time the Surviving Bank shall reasonably require that any further assignments, conveyances or assurances are necessary or desirable to vest, perfect or confirm in the Surviving Bank title to any property or rights of Company Bank as of the Effective Time or otherwise carry out the provisions hereof, the proper officers and directors of Company Bank, as of the Effective Time, and thereafter the officers of the Surviving Bank acting on behalf of Company Bank, shall execute and deliver any and all proper assignments, conveyances and assurances, and do all things necessary or desirable to vest, perfect or confirm title to such property or rights in the Surviving Bank and otherwise carry out the provisions hereof.

ARTICLE V

CONDITIONS PRECEDENT

Section 5.01 The Bank Merger and the respective obligations of each Party to consummate the Bank Merger are subject to the fulfillment or written waiver of each of the following conditions prior to the Effective Time:

a.  The approval of the New York State Department of Financial Services and, as applicable, the New York Superintendent of Financial Services with respect to the Bank Merger shall have been obtained and shall be in full force and effect, and all related waiting periods shall have expired; and all other material consents, approvals, permissions, and authorizations of, filings and registrations with, and notifications to, all governmental authorities required for the consummation of the Bank Merger shall have been obtained or made and shall be in full force and effect and all waiting periods required by law shall have expired.

b. The Merger shall have been consummated in accordance with the terms of the Merger Agreement.

c. No jurisdiction or governmental authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the Bank Merger.

d. This Agreement and the Bank Merger shall have been approved, or ratified and confirmed, as applicable, by the sole shareholder of Parent Bank and the sole stockholder of Company Bank.

ARTICLE VI

TERMINATION AND AMENDMENT

Section 6.01 Termination. This Agreement may be terminated at any time prior to the Effective Time by a written instrument executed by each of the Parties. This Agreement will terminate automatically without any action by the Parties upon the termination of the Merger Agreement as therein provided.

Section 6.02 Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the Parties.

ARTICLE VII

GENERAL PROVISIONS

Section 7.01 Representations and Warranties. Each of the Parties represents and warrants that this Agreement has been duly authorized, executed and delivered by such Party and constitutes the legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms hereof.

Section 7.02 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be duly deemed given (a) on the date of delivery if delivered personally, or if by email, upon confirmation of receipt, (b) on the first business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier, or (c) on the earlier of confirmed receipt or the fifth business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

If to Parent Bank, to:

Dime Commercial Bank

898 Veterans Memorial Highway, Suite 560

Hauppauge, NY 11788

Attention: Stuart H. Lubow, President and Chief Executive Officer

Email: Stuart.Lubow@dime.com

with a copy (which shall not constitute notice) to:

Luse Gorman, PC

5335 Wisconsin Avenue, N.W., Suite 780

Washington, DC 20015

Attention: Lawrence Spaccasi, Marc Levy

Email: lspaccasi@luselaw.com, mlevy@luselaw.com

If to Company Bank, to:

Empire State Bank

1441 South Avenue, Suite 705

Staten Island, NY 10314

Attention: Philip Guarnieri, Chief Executive Officer

Email: pguarnieri@esbna.com

with a copy (which shall not constitute notice) to:

Kilpatrick Townsend & Stockton LLP

701 Pennsylvania Avenue, N.W., Suite 200

Washington, DC 20004

Attention: Edward Olifer, Stephen Donahoe

Email: eolifer@ktslaw.com, sdonahoe@ktslaw.com

Section 7.03 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section references are to this Agreement unless otherwise specified. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement.

Section 7.04 Counterparts. This Agreement may be executed in two (2) or more counterparts (including by electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that each Party need not sign the same counterpart.

Section 7.05 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter of this Agreement, other than the Merger Agreement.

Section 7.06 Governing Law; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to any applicable conflicts of law principles, except to the extent that the federal laws of the United States shall be applicable hereto. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

Section 7.07 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 7.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties (whether by operation of law or otherwise) and any attempted assignment in contravention of this Section 7.08 shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed in counterparts by their duly authorized officers as of the day and year first above written.

DIME COMMERCIAL BANK

By:
Name:	Stuart H. Lubow
Title:	President and Chief Executive Officer

EMPIRE STATE BANK

By:
Name:	Philip Guarnieri
Title:	Chief Executive Officer

schedule I

sCHEDULE II